                                                            Exhibit 2.1

[Confidential treatment has been requested for portions of this exhibit and, accordingly, such portions have been omitted from the exhibit. The entire document, including the portions omitted from the exhibit, has been provided separately to the Commission.]



                       MERCHANT ASSET PURCHASE AGREEMENT

     This MERCHANT ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of the 28th day of October, 1998 and is entered into by and between Mellon Bank, N.A., a national banking association ("Seller"), and Paymentech Management Resources, Inc., a Delaware corporation ("Purchaser").

                                    RECITALS

     A. Seller is a party to certain agreements with various Merchants, Agent Banks, Independent Sales Organizations and other Persons according to which Seller has agreed to provide certain services in connection with Seller's Merchant Acquiring Business.

     B. Seller wishes to sell and transfer to Purchaser all of its rights under such agreements, and certain other assets used in connection with its Merchant Acquiring Business, and Purchaser wishes to purchase such rights and assets used in connection with the Merchant Acquiring Business.

     C. The capitalized terms used herein shall have the meaning ascribed to such terms in Section 13.1 hereof unless otherwise defined herein.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound, Seller and Purchaser hereby agree, on the terms and conditions herein set forth, as follows:

                                   ARTICLE  I

                 TRANSFERRED ASSETS; ASSUMPTION OF LIABILITIES

     1.1. Sale and Purchase.      (a)  On  the terms and subject to the
conditions set forth in this Agreement, and effective as of the Closing Date, Seller hereby sells, transfers and assigns to Purchaser and Purchaser hereby purchases and accepts from Seller, all right, title and interest of Seller in and to the Transferred Assets in existence on the date hereof and/or acquired by Seller during the Conversion Period.

     (b)  The "Transferred Assets" consist of the following assets:

          (i) all rights and interests of Seller in the Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Agreements, including all revenues relating to any of them resulting from original sales transactions occurring on or after the Closing Date and all pertinent books, records and documents relating to any of them (as further specified in Section 1.5 hereof);

          (ii) the Equipment used in the Merchant Acquiring Business in connection with the Transferred Assets (including all cash advance authorization terminals) and related revenues accruing on or after the Closing Date;

          (iii) the Inventory used in the Merchant Acquiring Business in connection with the Transferred Assets;

          (iv) the rights in any Reserve Accounts (including any right of Seller to receive interest on such Reserve Accounts) established and maintained with Seller by Merchants, Agent Banks or Independent Sales Organizations in connection with the Transferred Assets used in the Merchant Acquiring Business;

          (v) any guaranties executed in connection with the Merchant Agreements, the Agent Bank Agreements, the ISO Agreements or the Related Agreements included in the Transferred Assets;

          (vi) the goodwill, intangible assets and value of the Transferred Assets and the Merchant Acquiring Business as a going concern, to the extent any such value exists ("Goodwill"); and

          (vii) any "subsidies" granted to or received by Merchants, as set forth on Schedule 1.1(b)(vii) (the "Subsidies"), and the continuing right to receive such subsidies.

          (c) The Transferred Assets shall not include the following assets (collectively, the "Excluded Assets"):

          (i) the Merchant Agreements, and Agent Bank Agreements and ISO Agreements and Related Agreements, identified on Schedule 1.1(c)(i) attached hereto all revenues relating to any of them resulting from original sales transactions occurring before, on or after the Closing Date, and all pertinent books, records and documents relating to any of them;

          (ii) the Equipment of Seller used in the Merchant Acquiring Business and identified on Schedule 1.1(c)(ii) and related revenues accruing before, on or after the Closing Date, and all Equipment of Seller used in any business of Seller other than the Merchant Acquiring Business and related revenues accruing before, on or after the Closing Date;

          (iii) all computer programs, software, trademarks, service marks, patents, trade secrets, copyrights and other intellectual property of Seller, and any accompanying license agreements;

          (iv) the Inventory of Seller used in the Merchant Acquiring Business identified on Schedule 1.1(c)(iv) attached hereto, and all Inventory of Seller used in any business of Seller other than the Merchant Acquiring Business and related revenues accruing before, on or after the Closing Date;

          (v) all reserve accounts established and maintained with Seller by Merchants, Agent Banks, Independent Sales Organizations or other Persons in connection with the Excluded Assets;

          (vi) any guaranties executed in connection with the Merchant Agreements, the Agent Bank Agreements, the ISO Agreements or the Related Agreements identified on Schedule 1.1(c)(i) attached hereto or any other Excluded Asset;

          (vii) all "subsidies" granted to or received by Merchants, and the continuing right to receive such subsidies (excluding the Subsidies identified on Schedule 1.1(b)(vii));

          (viii) all income Tax refunds or claims therefor which are allocable to the period prior to and including the Closing Date and which Seller may be entitled to receive from any federal, state or local authorities;

          (ix) any assets of Seller not used primarily in its Merchant Acquiring Business;

          (x) any insurance covering Excluded Liabilities (it being understood that there will be no continuing insurance coverage for Assumed Liabilities);

          (xi) any rights of Seller under the Merchant Agreements, Agent Bank Agreements, ISO Agreements or Related Agreements included in the Transferred Assets or any of the other Transferred Assets, to fees, reimbursements and any other claims or rights of Seller under such agreements relating to the conduct of the Merchant Acquiring Business prior to the Closing Date, and any rights of Seller under any Excluded Assets to fees, reimbursements and any other claims or rights of Seller before, on or after the Closing Date;

          (xii) any rights to any security deposits or other amounts deposited with any state or other jurisdiction or regulatory authority in connection with the qualification, certification, licensing or permitting of Seller in connection with the conduct of Seller's business, including the Merchant Acquiring Business; and

          (xiii) each of the Agreements Requiring Consent until such time as Full Transfer is obtained, whereupon each such agreement shall automatically and without further action become a Transferred Asset.

          1.2. Transfer and Assumption of Transferred Assets and Assumed Liabilities.

          (a) On the terms and subject to the conditions set forth in this Agreement, and effective as of the Closing Date, Seller hereby transfers and assigns to Purchaser and Purchaser hereby assumes and accepts from Seller, all right, title and interest in the Assumed Liabilities. The sale, conveyance, transfer, assignment and delivery of the Transferred Assets by Seller to Purchaser and the assumption of the Assumed Liabilities by Purchaser from Seller shall be effected by an Assignment and Assumption Agreement, substantially in the form of Exhibit A hereto ("Assignment and Assumption Agreement"), and a Bill of Sale, substantially in the form of Exhibit B hereto ("Bill of Sale"), and such other deeds, bills of sale, assignment and assumption agreements, endorsements, assignments, transfers and other instruments of transfer and conveyance in such form, including, without limitation, warranties of title (collectively with the Assignment and Assumption Agreement and Bill of Sale, "Transfer Documents"), as Purchaser or Seller may reasonably request, including, without limitation, such Transfer Documents as Purchaser or Seller may reasonably request at and after the Conversion Date.

          (b) "Assumed Liabilities" consist of the following liabilities or obligations:

          (i) the obligations of Seller arising on or after the Closing Date to perform under the Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Agreements included within the Transferred Assets assigned to Purchaser pursuant to this Agreement;

          (ii) the obligations of Seller to pay assessments, interchange fees, transaction fees, fines, penalties or other fees or charges to the Credit Card Associations, EFT

     Networks or EBT Networks, provided such obligations relate to transactions which occur both (A) under the Merchant Agreements, Agent Bank Agreements, ISO Agreements or Related Agreements included within the Transferred Assets assigned to Purchaser pursuant to this Agreement; and (B) on or after the Closing Date;

          (iii) charge-backs in respect of any Credit Card or Debit Card transaction processed by Purchaser pursuant to a Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreements included within the Transferred Assets assigned to Purchaser pursuant to this Agreement if such Credit Card or Debit Card transaction is received by electronic transmission or otherwise under and in compliance with the rules and regulations of Credit Card Associations, EFT Networks or EBT Networks (as applicable) on and after the Closing Date, and other Credit Losses on and after the Closing Date, but only to the extent that such charge-back or other Credit Loss relates to or arises out of an original sales transaction occurring on or after the Closing Date;

          (iv) all other liabilities and obligations of Purchaser arising on or after the Closing Date as successor to Seller under each of the Transferred Assets; and

          (v) any other claims, liabilities or litigation (including, without limitation, liabilities for Taxes) in respect of the Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Agreements included within the Transferred Assets assigned to Purchaser pursuant to this Agreement or any other Transferred Asset or the Merchant Acquiring Business conducted in connection with the foregoing, provided that any such claims, liabilities or litigation relates to or arises out of events, transactions or actions or omissions of Purchaser on or after the Closing Date.

          (c) The Assumed Liabilities assumed by Purchaser hereunder shall be limited to the liabilities and obligations specified in Section 1.2(b)(i) through (v) above and, without limitation of the foregoing, shall not in any event include any other liabilities or obligations of Seller, which excluded liabilities and obligations shall include the following liabilities or obligations (the "Excluded Liabilities"):

          (i) penalties or fees that may be incurred by Seller in connection with the termination of Seller's agreement(s) with any third party service providers, or losses as the result of a charge-back or Credit Loss in respect of any Merchant Agreement that result from transactions, or events, or acts or omissions of Seller, or a Merchant, Agent Bank or Independent Sales Organization which occurred prior to the Closing Date (except for the fees to be paid by Paymentech as set forth in Section 3.6 which shall not be Excluded Liabilities);

          (ii) all liabilities of Seller relating to or incurred in connection with the Excluded Assets;

          (iii)  all liabilities of Seller for Taxes;

          (iv) except as set forth in Section 3.4(c) all liabilities of Seller relating to any employee benefit plan or deferred compensation arrangement maintained by Seller, in each case including, without limitation, any retention bonus payments, or any liability or indebtedness with respect to any wages, back pay, incentive bonuses, commissions, stock-based compensation, other payroll-related items or taxes or liabilities in connection with employee benefits, workers compensation or other medical claims, and all pension, welfare or employee benefit plans, programs or arrangements presently in effect with respect to Employees;

          (v) except as set forth in Section 3.4(c), all liabilities of Seller with respect to any retained Employees;

          (vi) all liabilities of Seller or affiliates of Seller relating to any Agreement Requiring Consent until such time as the necessary affirmative consents are obtained, whereupon said liabilities shall automatically and without further action become Assumed Liabilities;

          (vii) all liabilities of Seller arising in connection with its operations unrelated to the Merchant Acquiring Business;

          (viii) any other assessments, fees, penalties, charge-backs, claims, liabilities or litigation in respect of any Excluded Assets; and

          (ix) all assessments, association fees, interchange fees and similar fees, penalties and liabilities that relate to the operation of the Transferred Assets and the Merchant Acquiring Business prior to the Closing Date (including without limitation any claims, liabilities or litigation that relate to the operation of the Transferred Assets and the Merchant Acquiring Business and that accrue from any transaction, event, action or omission of Seller prior to the Closing Date).

          (d) It is understood and agreed that Purchaser shall not assume or become liable for the payment of any debts, liabilities, losses, Credit Losses, charge-backs, accounts payable, bank indebtedness, mortgages, or other obligations of Seller, any Merchant, any Agent Bank, any Independent Sales Organizations or Related Party, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed, except for Assumed Liabilities.

          1.3.   Transition Cooperation.

          (a) From and after the date hereof and until the Conversion Date, Seller and Purchaser shall use all commercially reasonable efforts in assisting the other party with the "conversion" of the Merchant Acquiring Business herein contemplated and the transition of the Merchant Acquiring Business from Seller to Purchaser. Regarding any Merchant Agreements included in the Transferred Assets, Seller also shall use all commercially reasonable efforts to encourage the Merchants that are parties thereto to continue doing business with Purchaser under any such Merchant Agreements.

          (b) Without limiting the generality of the foregoing, promptly following the execution of this Agreement, Seller shall cause to be delivered to each such Merchant a notice, in form and substance mutually acceptable to Seller and Purchaser, of the assignment by Seller to Purchaser, effective as of the Closing Date, of all rights in and to such Merchant Agreements. If Seller and Purchaser so agree, such notice may inform each such Merchant of Purchaser's intention to convert that Merchant from the Mellon Payment Processing System to Purchaser's network, as well as to a clearing bank and merchant accounting system designated by Purchaser.

          (c) From and after the date hereof and until the Conversion Date, Seller and Purchaser shall each from time to time upon the reasonable request of the other party cooperate with the other party to provide each other and the Merchants, Agent Banks, Independent Sales Organizations and Related Parties that are parties to the Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Agreements included within the Transferred Assets with information regarding the Year 2000 compliance status of Seller and Purchaser. The information that may be requested may consist of brief summaries of the testing and analysis which Seller or Purchaser has performed, any exceptions to Year 2000 compliance (including a brief summary of plans for dealing with the exceptions), and any other information required to be provided to such Merchants, Agent Banks, Independent Sales Organizations or Related Parties by applicable law. Both Seller and Purchaser understand and agree that nothing in this Section 1.3(c) is intended, or shall be construed, as a representation or warranty regarding the Year 2000 compliance status of Seller, Purchaser or any other Person, and that neither Seller nor Purchaser shall make any representation or warranty, or provide any information, regarding the other party's Year 2000 compliance status without the express prior written consent of the other party.

          1.4.   Procedures for Transferred Assets not Transferable.

          (a) Seller shall use all commercially reasonable efforts to obtain Full Transfer of the Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Agreements after the execution of this Agreement until February 15, 1999 and Purchaser shall use all commercially reasonable efforts to assist Seller in that endeavor.

          (b) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or delegate any Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreements included within the Transferred Assets, or any claim, right, benefit, duty, obligation or liability arising thereunder or resulting therefrom, if an attempted assignment or delegation thereof, without the affirmative consent of a third party, would be ineffective or would constitute a breach or other contravention of such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement or give rise to any right of termination thereof.

          (c) Purchaser acknowledges and agrees that the failure of Seller to obtain or consummate Full Transfer with respect to any Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement included within the Transferred Assets shall not be deemed a breach by Seller of any provision of this Agreement and, except as specifically provided in Section 1.4(d) below, shall not give Purchaser any right to terminate, rescind, modify or seek indemnification, adjustment of the Purchase Price or any other monetary consideration, with respect to this Agreement and the transactions contemplated hereby, and Purchaser and Seller acknowledge and agree that Purchaser's remedy with respect to Seller's failure to obtain or consummate Full Transfer with respect to such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement is set forth in Section 1.4(d) below. Purchaser and Seller agree to use commercially reasonable efforts, and to cooperate with each other, in obtaining or executing and delivering promptly such other affirmative consents and Transfer Documents, and in taking such other actions, as are necessary or desirable in order to obtain or consummate Full Transfer with respect to any Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreements included within the Transferred Assets; provided, however,
                                                           --------  -------
that no such actions shall require Purchaser or Seller to pay money (other than routine filing fees) to third parties in order to induce such parties to furnish any consent or approval needed to obtain or consummate Full Transfer unless the paying party consents in writing to such payment. If Full Transfer has not occurred with respect to any Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement as of the Closing Date, Seller shall perform all obligations and duties under such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement for the benefit of the Purchaser pursuant to the Interim Transaction Processing Agreement until the Conversion Date. Upon obtaining Full Transfer of any such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement prior to the Conversion Date, such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement shall be deemed assigned and transferred to Purchaser hereunder as of the Closing Date, Purchaser shall be entitled to retain all net revenue resulting from original sales transactions occurring on or after the Closing Date and Seller shall be entitled to make a claim against the Holdback Amount in an amount as set forth on Schedule 1.4(d) with respect to such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement, plus interest at the rate of five percent (5%) per annum on such amount from the Closing Date to the date prior to the day such funds are paid by Purchaser to Seller.

          (d) To the extent that Seller has not obtained Full Transfer of any Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement included in the Transferred Assets and identified on Schedule 1.4(d) on or before February 15, 1999, Purchaser shall elect on or before February 26, 1999 whether to:

          (i) accept the assignment absent a Full Transfer, in which case, notwithstanding the failure to obtain Full Transfer, Purchaser shall to the extent practicable assume the obligations, duties and liabilities, and Purchaser shall be entitled to the practical benefit, under any such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement, which shall be deemed assigned and transferred to Purchaser as of the Closing Date, Purchaser shall be entitled to all net revenue resulting from original sales transactions occurring on or after the Closing Date and Purchaser shall pay to Seller that portion of the Holdback Amount identified with respect to such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement in an amount as set forth on
Schedule 1.4(d), plus interest at the rate of five percent (5%) per annum on such amount from the Closing Date to the date immediately prior to the date such funds are paid by Purchaser to Seller and Seller shall have no liability to Purchaser solely resulting from the failure to obtain Full Transfer of such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement; or

          (ii) reject the assignment, in which case, notwithstanding any other provisions of this Agreement, (A) Seller shall be deemed to have retained all claims, rights, benefits (including the revenues net of interchange fees, dues and assessments, Subsidies and third-party processing fees attributable to such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement, if
any), obligations, duties and liabilities under such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement as of the Closing Date, (B) Purchaser shall be entitled to (I) retain that portion of the Holdback Amount identified with respect to such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement in an amount as set forth on Schedule 1.4(d) with respect to each rejected Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement and (II) reimbursement of all Transaction Fees (as defined in the Interim Transaction Processing Agreement) incurred by Purchaser from the Closing Date to the Conversion Date, for each such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement rejected by Purchaser under this Section 1.4(d)(ii), (C) neither this Agreement nor the Transfer Documents shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of any such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement, and (D) Purchaser shall remit the revenues net of interchange fees, dues and assessments, Subsidies and third-party processing fees attributable to such Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement, as applicable, in immediately available funds within thirty (30) days of the rejection of assignment.

If Purchaser does not expressly accept or reject the assignment pursuant to this
Section 1.4(d), Purchaser shall be deemed to have rejected the assignment.

          1.5.   Books and Records.    (a)  As soon after the Closing Date as is
practicable, and in no event later than ten (10) days following the Conversion Date, Seller shall cause to be delivered to Purchaser the originals or, in the event Seller is entitled to keep the originals pursuant to this Section 1.5 or if Seller does not have in its possession such originals, copies, of all books, records and documents, or portions thereof, of Seller relating to the Transferred Assets; provided, however, that in no event shall such books, records and documents include corporate books or records involving operations other than the Merchant Acquiring Business, and further provided that Seller may retain the originals or copies of such documents other than the Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Agreements included within the Transferred Assets as may be reasonably necessary for Seller's business. In each case, however, the books and records relating to the Transferred Assets for the period prior to the Closing Date, wherever located, that are held by a party hereto or under the control of a party hereto (the "Inspected Party") shall be open for inspection by the other party, and such other party's authorized agents and representatives and regulators may, at such other party's own expense, make such copies of any excerpts from such books, records and documents as it shall reasonably deem necessary; provided, however, that any such inspection: (i) shall be conducted during normal business hours from time to time reasonably established by the Inspected Party; (ii) shall, if the Inspected Party so requests, be conducted in the presence of an officer or designated representative of the Inspected Party; and (iii) shall be conducted in accordance with reasonable security programs and procedures from time to time established by the Inspected Party, including but not limited to such confidentiality agreements as the Inspected Party may reasonably request.

          (b) All books and records relating to the Transferred Assets shall be maintained by Purchaser or Seller, as the case may be, for a period of seven
(7) years after the Closing Date, unless the parties shall, applicable law permitting, agree upon a shorter period; provided, however, that in the event that, as of the end of such period, any taxable year of Purchaser or Seller is still under examination or open for examination by any taxing authority and that party has given notice of that fact to the other party, such books and records shall be maintained (or, alternatively, delivered by the Inspected Party to the other party) until the date, determined reasonably and in good faith, specified for maintenance of such records in such notice. Prior to the destruction of any books and records relating to the Transferred Assets, the party in possession of such books and records shall offer them to the other party hereto.

          (c) Seller covenants and agrees that it shall cause to be delivered to Purchaser, as soon as reasonably practicable after the Closing Date, but in no event later than ten (10) days following the Conversion Date, fully executed originals (or, to the extent originals are not available, copies of the fully executed originals) of (i) each Merchant Agreement included within the Transferred Assets to which a Top 50 Merchant is a party that Seller has in its possession (as identified in Section 6.5(b)), (ii) each Agent Bank Agreement, ISO Agreement and Related Agreement included with the Transferred Assets assigned to Purchaser pursuant to this Agreement that Seller has in its possession (as identified in Section 6.5(c)), and (iii) all other Merchant Agreements included within the Transferred Assets that Seller has in its possession.

                                  ARTICLE  II

                 CONSIDERATION FOR TRANSFERRED ASSETS; CLOSING

          2.1.   Purchase Price.    As consideration for the Transferred Assets
and Assumed Liabilities, at the Closing, Purchaser shall pay to Seller an amount equal to $41,985,531 ("Up-Front Purchase Price"), and Purchaser shall retain an amount equal to $9,238,469 ("Holdback Amount"), in each case such amount to be paid in lawful currency of the United States by wire transfer (with written wire transfer instructions to be provided at least 1 day in advance) in immediately available funds (the sum of the Up-Front Purchase Price plus the Holdback Amount, plus the value of the Assumed Liabilities, the "Purchase Price").

          2.2.   Allocation of Purchase Price.

          (a) The Purchase Price shall be allocated among the Transferred Assets and Assumed Liabilities, such allocation to be made as provided in
Section 1060 of the Code. Purchaser and Seller shall negotiate in good faith in an attempt to agree on the allocation of the Purchase Price until the earlier of
(i) the date which is ninety (90) days after the Closing Date or (ii) the date on which Purchaser and Seller execute and deliver an allocation agreement reflecting the agreement between Purchaser and Seller on the allocation of the Purchase Price ("Allocation Agreement").

          (b) If, after the date of the Allocation Agreement, there is any decrease in the Purchase Price due to Purchaser making a claim against the Holdback Amount pursuant to Section 1.4(d) hereof, Purchaser and Seller shall negotiate in good faith one (1) or more amendments to the Allocation Agreement covering the allocation of any such decrease in the Purchase Price until the earlier of (i) the date which is forty-five (45) days after the date on which such adjustment to the Purchase Price was made, or (ii) the date on which Purchaser and Seller execute and deliver an amendment to the Allocation Agreement covering the allocation of any such adjustment to the Purchase Price.

          (c) If Purchaser and Seller agree on the allocation of the Purchase Price and execute and deliver the Allocation Agreement and any amendments thereto within the time limits set forth in Sections 2.2(a) and (b) above, (i) Purchaser and Seller shall each file on a timely basis Form 8594 (Asset Acquisition Statement Under Section 1060), including any supplements or amendments thereto, so as to report the allocation of the Purchase Price consistent with the Allocation Agreement and any amendments thereto, and (ii) Purchaser and Seller shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Purchase Price as agreed to in the Allocation Agreement and any amendments thereto.

          (d) If Purchaser and Seller are unable to agree on the allocation of the Purchase Price and execute and deliver the Allocation Agreement or any amendments thereto within the time limits set forth in Sections 2.2(a) and (b) above, any disputed items shall be referred to KPMG Peat Marwick, or another independent certified public accounting firm agreed to by Purchaser and Seller, for resolution. The decision of such accounting firm as to allocation of the Purchase Price for the Transferred Assets and the Assumed Liabilities with respect to any disputed item will be final and binding upon both parties.

          (e) Neither Purchaser nor Seller shall file any tax returns or, in a judicial or administrative proceeding, assert or maintain any tax reporting position that is inconsistent with this Agreement or the allocation agreed to in accordance with this Agreement, unless required to do so by applicable law.

          2.3.  Closing.    The consummation of the purchase and sale of the
Transferred Assets and assumption of the Assumed Liabilities (the "Closing") shall take place on December 1, 1998 (the "Closing Date"), or such other date as the parties may mutually agree upon, to be effective as of the Closing Date, and shall take place either at the offices of Reed Smith Shaw & McClay LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania 15219 or through the exchange, via facsimile to be followed by hard copies via national overnight courier (e.g., Federal Express), of executed originals of this Agreement, the Operative Documents and all other agreements, documents and instruments to be executed in connection herewith or therewith, or at such other place or by such other method as may be mutually agreed upon by the parties.

                                 ARTICLE  III

  CONVERSION PERIOD; EMPLOYEE OBLIGATIONS; GOVERNMENT CONTRACTS CERTIFICATION

          3.1.  Orderly Transition.    Seller and Purchaser each covenants and
agrees to use all commercially reasonable efforts to cooperate with each other to effect an orderly transition of the Merchant Acquiring Business until the Conversion Date with respect to the Transferred Assets and the Assumed Liabilities, including but not limited to fulfilling its obligations under
Section 1.3 hereof. In order to further such purpose, Seller and Purchaser each agree that until the Conversion Date it shall execute such documents as are reasonably deemed necessary or convenient by each other to evidence the agreements referred to in, and transactions contemplated by, this Agreement, consistent with the rules and regulations of the Credit Card

Associations, EFT Networks and EBT Networks (as applicable) and an orderly transition of the Transferred Assets used in the Merchant Acquiring Business.

          3.2.  Services During the Conversion Period.    During the Conversion
Period, Seller shall perform on behalf of and for the account of the Purchaser, the services ("Transitional Services") set forth in an Interim Transaction Processing Agreement, substantially in the form of Exhibit C hereto (the "Interim Transaction Processing Agreement"). The Transitional Services shall be performed by Seller in accordance with the terms and conditions of, and at such time or times provided in, the Interim Transaction Processing Agreement.

          3.3. Fees, Revenue and Expenses During the Conversion Period. During the Conversion Period, Purchaser and Seller shall pay such fees and expenses, in connection with the performance of the Transitional Services by Seller as provided in the Interim Transaction Processing Agreement.

          3.4.  Employees.

          (a) Seller shall use all commercially reasonable efforts to ensure that the Employees employed by Seller in the Merchant Acquiring Business during the period prior to Closing ("Merchant Acquiring Business Employees") will continue in the employ of Seller or its subsidiaries or affiliates, performing the duties relating to the Transferred Assets used in the Merchant Acquiring Business therefore performed by them. Further, Seller shall provide adequate and appropriate skilled staffing in connection with the operation of the Transferred Assets and Merchant Acquiring Business during the period prior to Closing.

          (b) Prior to the Closing, Seller shall not, unless otherwise expressly contemplated by this Agreement or any other Operative Document or consented to in writing by Purchaser:

          (i) increase the compensation payable to or to become payable to any Merchant Acquiring Business Employee listed on Schedule 3.4(c)(ii), unless such increase results from the operation of compensation arrangements in effect prior to the date of this Agreement (including without limitation regularly scheduled merit-based salary increases and bonuses) all of which are set forth on Schedule 3.4(c)(ii); and

          (ii) grant any severance or termination pay (other than pursuant to the severance policy of Seller or pursuant to an agreement to which Seller is a party and which provides for severance or termination pay as in effect on the date of this Agreement) to, or enter into an or amend any employment or severance agreement with any Merchant Acquiring Business Employee listed on Schedule 3.4(c)(ii).

          (c) Purchaser's obligations regarding Seller's Employees shall be as follows:

          (i) Schedule 3.4(c)(i) sets forth the following information for each Merchant Acquiring Business Employee as of the date hereof: name, position held, current salary grade, official title, 1997 bonus amount, current salary, compensation history since January 1, 1998, annual vacation entitlement, Fair Labor Standards Act status, date of hire, schedule of work, shift differential, if any, work location, and accrued and unused 1998 vacation. Such list will indicate which Merchant Acquiring Business Employees are Inactive Employees and, to the extent known, the date on which each Inactive Employee is expected to return to active employment.

          (ii) Purchaser shall interview, and, if the interviews are acceptable to Purchaser, make written offers of employment on "comparable" (as defined herein) terms effective as of the Closing Date to those Merchant Acquiring Business Employees listed on

     Schedule 3.4(c)(ii) upon the earlier of (A) thirty (30) days after the date of this Agreement or (B) three (3) days prior to the Closing Date ("Signing Period"). Seller agrees not to make any effort to retain any Merchant Acquiring Business Employee set forth on Schedule 3.4(c)(ii) (including making a competing offer) unless and until such Merchant Acquiring Business Employee rejects Purchaser's offer of employment; provided that Seller may respond to inquiries regarding the consequences of rejecting an offer of employment with Purchaser. To the extent any such offer of employment is made to any Inactive Employee, such offer of employment shall be effective as of the date which is the later of the Closing Date or the date on which each such Inactive Employee is able and willing to commence the performance of services on a full-time basis; provided, however, that such date occurs within six months after the Closing Date. For purposes of this subsection 3.4(c)(ii), an offer of "comparable" employment shall mean a position with Purchaser that: (A) pays a base salary no less than the base salary in effect on the day before the Closing Date; (B) provides for eligibility for Purchaser's bonus and/or long-term incentive program; and (C) is at a level of responsibility and authority determined in good faith by Purchaser not to be substantially below that required of the Merchant Acquiring Business Employee as of the day before the Closing Date and is consistent with the Merchant Acquiring Business Employee's skills, training and work experience. All Merchant Acquiring Business Employees who accept employment with Purchaser as of the Closing shall be referred to as "Transferred Employees". Purchaser may also, from time to time, make offers of employment to other Merchant Acquiring Business Employees on such terms as Purchaser may elect, and any such Merchant Acquiring Business Employee that accepts such offer of employment shall be deemed a Transferred Employee as of the effective date of his or her employment by Purchaser.

          (iii) Transferred Employees shall be eligible to participate as of the later of the Closing Date or the effective date of their employment by Purchaser in the employee benefit plans and other fringe benefits of Purchaser on the same basis as such plans and benefits are offered to similarly situated employees of Purchaser.

          (iv) After the later of the Closing Date or the effective date of hire by Purchaser, Purchaser shall pay, discharge and be responsible for all obligations relating to each Transferred Employee relating to such Transferred Employee's employment by Purchaser, including (x) all salary, wages and claims (including, but not limited to, workers compensation claims or benefits) and (y) any benefits or contributions under any of Purchaser's employee benefit plans and other fringe benefits offered by Purchaser arising out of or relating to the employment of the Transferred Employees by Purchaser on or after the later of the Closing Date or the effective date of hire by Purchaser, including without limitation, any continuation coverage required pursuant to Code Section 4980B as a result of any "qualifying event" (within the meaning of Code Section 4980B(f)(3)) occurring with respect to any Transferred Employee (or any spouse or dependent of a Transferred Employee) after the Closing Date (or hire date, as applicable), other than continuation coverage elected by any such Transferred Employee, spouse or dependent under Seller's group health plan pursuant to Code Section 4980B.

          3.5.   Clearing Bank Arrangement.

          (a) In order to permit an orderly transition of the processing of Credit Card and Debit Card transactions, during the Conversion Period, Seller shall continue to be a party (fulfilling Member responsibilities) to the Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Agreements included in the Transferred Assets and Seller shall act as a clearing bank for Purchaser with respect to Credit Card and Debit Card transactions processed under the Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Agreements included in the Transferred Assets all in accordance with the provisions of the

Transitional Services Agreement and the rules and regulations of the Credit Card Associations, EFT Networks and EBT Networks, for a period of time ending not later than the Conversion Date.

          (b) At the request of Purchaser, Seller shall execute appropriate documents to evidence the transfer of the clearing bank responsibilities under the Merchant Agreements, the Agent Bank Agreements, ISO Agreements and/or Related Agreements included in the Transferred Assets to a Person agreed upon by Seller and Purchaser. In addition, Seller shall render such other necessary assistance as Purchaser may reasonably request. Seller shall provide to Purchaser all information necessary for such transfer.

          3.6.   Third Party Service Provider Contracts.

          (a) Purchaser acknowledges that Seller has in effect the agreements identified on Schedule 3.6(a) with third party service providers, and that Seller shall maintain such agreements at least until the Conversion Date, unless such agreements can be earlier terminated upon mutual agreement of the parties hereto. During the Conversion Period, Seller agrees to continue its operational responsibilities under all of the agreements listed in Schedule 3.6(a) relating to the Transferred Assets and the Merchant Acquiring Business as Transitional Services in accordance with the terms and conditions of the Interim Transaction Processing Agreement. During the Conversion Period, Purchaser shall pay to Seller such fees as set forth in the Interim Transaction Processing Agreement and Seller shall maintain and implement such agreements with third party service providers, including those identified on Schedule 3.6(a), as necessary to provide the Transitional Services under the Interim Transaction Processing Agreement. In the event Purchaser requires the services of the third party service providers listed on Schedule 3.6(a) beyond the Conversion Date, Purchaser agrees to either, at Seller's sole discretion, assume the agreements from Seller as of the Conversion Date or enter into new agreements with such third party service providers.

          (b) With respect to the Buypass Agreement, Purchaser and Seller agree as follows:

          (i) between the Closing Date and the Cut-Off Date (as that term is defined in the Interim Transaction Processing Agreement), (A) Seller may pass on to Purchaser the actual charges for point of sale authorization, settlement and other services incurred thereunder ("Usage Fees") in accordance with the terms of the Interim Transaction Processing Agreement and (B) Purchaser and Seller shall share equally any amounts required to be paid in excess of the Usage Fees in connection with any minimum payment requirements ("Minimum Fees"); and

          (ii) after the Cut-Off Date, Seller and Purchaser share equally any Minimum Fees or fees paid to terminate or assign the Buypass Agreement.

          3.7.   Conversion.    Purchaser shall use all commercially reasonable
efforts to complete the conversion of the point-of-sale terminals utilized by Merchants from the Mellon Payment Processing System to Purchaser's network no later than the Conversion Date, and Seller shall use all commercially reasonable efforts, until the Conversion Date, to assist Purchaser in such conversion. Purchaser acknowledges that it is responsible for the direct costs of such conversion.

          3.8.   Conversion Date.    In no event shall the Conversion Date be
extended beyond September 30, 1999; provided, however, that if reasons, circumstances or other factors beyond the reasonable control of Purchaser or Seller shall not allow Purchaser and Seller to cause all processing services heretofore provided by Seller at Seller's premises (except for clearing, settlement, or other "Member" services in connection with Section 3.5 and the maintenance of certain agreements pursuant to Section 3.6) to be transitioned from Seller's premises to Purchaser's premises on or prior to the Conversion Date, upon the agreement of Purchaser and Seller, the Conversion Date may be extended upon such terms and conditions as each of Purchaser and Seller may agree.

          3.9.   Operation of Business; Other Restrictions.    (a) Prior to the
Closing, Seller shall, unless otherwise expressly contemplated by this Agreement or any other Operative Document or consented to in writing by Purchaser:

          (i) operate the Merchant Acquiring Business in the usual and ordinary course of business consistent with past practices;

          (ii) use all commercially reasonable efforts to preserve substantially intact the business organization of the Merchant Acquiring Business, maintain its material rights and franchises, retain the services of its respective officers and employees and maintain its relationships with its customers and suppliers;

          (iii) continue to actively solicit and sign-up new Merchants, Agent Banks and Independent Sales Organizations in accordance with past practices;

          (iv) use commercially reasonable efforts to maintain and keep the Merchant Acquiring Business properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories consistent with past practices;

          (v) use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that maintained by Seller as of the date of this Agreement; and

          (vi) promptly notify Purchaser of the occurrence of any event which reasonably could be expected to cause a Material Adverse Effect.

          (b) Prior to the Closing, Seller shall not, unless otherwise expressly contemplated by this Agreement or any other Operative Document or consented to in writing by Purchaser:

          (i) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of the Transferred Assets or any interest therein, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practices; or

          (ii) amend, modify or change any Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement included within the Transferred Assets.

          (c) Nothing in this Section 3.9 shall impose any restrictions on, or otherwise restrict in any way, Seller's ability to operate, perform under, service, support or dispose of any Excluded Asset or Excluded Liability.

          3.10. Government Contracts Certification. Purchaser and Seller shall work and cooperate with each other and use all commercially reasonable efforts to (a) obtain the consent of the Financial Management Service to Purchaser acting as subcontractor to Seller under the Government Contracts, and (b) obtain the required federal government security certification (collectively, "Required Government Certifications"). If the Required Government Certifications have not been obtained on or before April 1, 1999, then Purchaser may elect, at its option, by delivery of written notice to Seller, to extend the period to obtain the Required Government Certifications until May 1, 1999 (the "First Extension Period"). If the

Required Government Certifications have not been obtained prior to the expiration of the First Extension Period, Purchaser may elect, at its option, by delivery of written notice to Seller, to extend the period to obtain the Required Government Certifications until June 1, 1999 (the "Second Extension Period").

     [Confidential treatment has been requested for portions of this exhibit below, and, accordingly, such portions have been omitted from the exhibit. The entire document, including the portions omitted from the exhibit, has been provided separately to the Commission.]

          Purchaser shall pay to Seller ____ for each month (or portion thereof) after ________, but not in excess of two (2) months thereafter, in which Seller must continue to maintain the operation of its Mellon Payment Processing System to process the Government Contracts due to either the extension of time from the First Extension Period or the Second Extension Period; provided, that Seller must use all commercially reasonable efforts to consummate the conversion of the Government Contracts on or before ________, and provided further that Purchaser shall in no event pay to Seller more than ____.

          If the Required Government Certifications have not been obtained by the end of the Second Extension Period, Seller shall use all commercially reasonable efforts to sell, transfer and convey the right to provide Merchant Acquiring Business services as a subcontractor under the Government Contracts to a Person reasonably acceptable to Seller, and Purchaser shall be entitled to receive all proceeds therefrom less any reasonable, direct, out-of-pocket, third party transaction costs incurred by Seller. Seller agrees to act in a commercially reasonable fashion with respect to the sale of the right to provide Merchant Acquiring Business services as a subcontractor under the Government Contracts taking into account price, the ability of the proposed purchaser to provide the services required, the certainty of closing, and other similar factors typically evaluated in connection with similar transactions and consult with Purchaser regarding the process.

          3.11.  Seller's Employees Related to Government Contracts.   The three
(3) key employees of Seller whose principal function relates to the merchant processing services under the Government Contracts are set forth on Schedule
3.11 (the "Key Government Employees"). The Key Government Employees shall remain in the employ, and under the control, of Seller. Such Key Government Employees shall perform their services principally for the benefit of Purchaser and shall dedicate their full-time attention and efforts to the merchant processing services provided under the Government Contracts. The Key Government Employees shall fully cooperate with Purchaser's management and employees in the development, implementation, support and marketing of the merchant processing services provided under the Government Contracts. Purchaser shall have the right to raise objections to Seller with respect to the services rendered by any Key Government Employee if such services are not to the reasonable satisfaction of Purchaser, and Seller shall promptly and reasonably respond to such objections. Seller shall bear all costs and expenses with respect to the Key Government Employees for the first twelve (12) month period after the Closing Date. During the second twelve (12) month period after the Closing Date, (a) Seller shall be responsible for (i) the compensation of such Key Government Employees, (ii) applicable withholding Taxes from each Key Government Employee's salary, and (iii) paying over or depositing such Taxes with the appropriate governmental agencies and (b) Purchaser shall reimburse Seller for (i) all compensation (including Seller's portion of any Taxes that are not withheld from the Key Government Employees' salaries) and benefits incurred by Seller for such Key Government Employees and (ii) any direct, out-of-pocket, travel expenses for the Key Government Employees incurred by Seller that are related to the merchant processing services function under the Government Contracts. Notwithstanding the foregoing, Purchaser's aggregate liability for such expenses shall in no event exceed $224,000 during the second twelve (12) month period after the Closing Date and Purchaser's obligations under this Section 3.11 shall expire upon the earlier of (a) the second anniversary of the Closing Date or (b) the purchase by Seller of the Purchaser's rights as subprocessor under the Subprocessed Contracts (as defined in the Marketing Agreement) under the Marketing Agreement or by another Person as contemplated by Section 3.10. Purchaser and Seller agree that, if a Key Government Employee's employment with Mellon is terminated prior to the second anniversary of the Closing Date, Purchaser and Seller will discuss replacement of such Key Government Employee and associated expense issues and whether such replacement should be hired by Seller or Purchaser. After the second anniversary of the Closing Date, Purchaser and Seller will negotiate in good faith to determine whether the functions performed by the Key Government Employees should be performed by employees of Seller or employees of Purchaser and associated expense issues.

                                  ARTICLE  IV

                  CERTAIN COVENANTS AND AGREEMENTS OF SELLER

          4.1. Confidentiality of Information. On and after the date hereof, Seller and its officers, employees, agents and representatives shall treat all information, books and records, originals or copies of books or records which are retained or obtained by it pursuant to Section 1.5, all information learned or obtained about Purchaser's business or relating to the Transferred Assets used in the Merchant Acquiring Business, and the terms and conditions of this Agreement, as confidential and will not disclose such information to third parties except as required by law, stock exchange rules, as needed in connection with a lawsuit, claim, litigation or other proceeding or in connection with Tax or regulatory matters and except to the extent that such information is already in the public domain, or subsequently enters the public domain, other than as a result of the breach of Seller's obligations under this Section 4.1. Seller and its officers, employees, agents and representatives shall not use the information described in this Section 4.1 in any manner that might reasonably be anticipated to have a Material Adverse Effect or have a material adverse effect on Purchaser's relations with Merchants, Agent Banks, Independent Sales Organizations or with other Persons.

          4.2.   Notice of Breach or Potential Breach.    Seller shall promptly
notify Purchaser of any change, circumstance or event that may prevent Seller from complying with any of its obligations hereunder.

          4.3.   Further Assurances.    On and after the Closing Date, Seller
shall (i) give such further assurances to Purchaser and execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as Purchaser may reasonably request to effectuate the transactions contemplated by this Agreement, including the transfer of the Transferred Assets and assumption of the Assumed Liabilities, and (ii) use all commercially reasonable efforts to assist Purchaser in the orderly transition referred to in
Article III.

          4.4.   Schedule Updates.    Seller agrees to update the Schedules
identified on Schedule 4.4 attached hereto at the times, and within the time periods, identified on Schedule 4.4. Notwithstanding such update, the representations and warranties made by Seller shall be true, correct and complete, in all material respects as though made at the Closing Date without such updated Schedules.

          4.5.   Collections.    Seller shall use all commercially reasonable
efforts from and after the Closing Date to assist Purchaser, at Purchaser's request, in processing amounts in respect of any charge-back or other Credit Loss received or identified in connection with the Transferred Assets used in the Merchant Acquiring Business and relating to or arising out of any original sales transaction occurring on or after the Closing Date. Purchaser shall be responsible for all costs and expenses relating to such collection efforts, including costs and expenses of employee salaries, benefits, other overhead, collection letters, litigation, arbitration proceedings, and similar actions.

          4.6.   HSR and Other Government Approval Fees.    Seller shall pay
one-half of the filing fees paid by both Seller and Purchaser in connection with the filing of the notification required by HSR, if any, and one-half of any filing fees required in connection with the Required Government Certifications. Seller shall be solely responsible for all other fees and expenses paid or incurred by Seller in connection with the preparation and filing of the notification required by the HSR and any other notification or filing required to be made by Seller with any other governmental or regulatory body.

          4.7.   Subsidies.    Seller covenants and agrees that it shall
continue to pay or otherwise pass on to Purchaser, for the benefit of Purchaser, each of the Subsidies included within the Transferred Assets.

          4.8.   Access to Information.    (a)  Subject to Section 4.8(b) below,
prior to the Closing Date, Seller shall (i) afford to Purchaser and its officers, directors, accountants, consultants, legal counsel, agents and other representatives (collectively, "Purchaser's Representatives") access, upon reasonable prior notice and during normal business hours, to the officers, employees, agents, properties, offices, other facilities and books and records of Seller relating to the Transferred Assets and Merchant Acquiring Business as Purchaser may from time to time reasonably request, and (ii) furnish promptly to Purchaser and Purchaser's Representatives such other information concerning the business, properties, contracts, records and personnel of Seller relating to the Transferred Assets and the Merchant Acquiring Business (including, without limitation, financial, operations and other data and information) as Purchaser may from time to time reasonably request.

          (b) After the Closing Date, Seller shall (i) afford to Purchaser and Purchaser's Representatives access, upon reasonable prior notice and during normal business hours, to the officers, employees, agents, properties, offices, other facilities and books and records of Seller relating to Transferred Assets, the Merchant Acquiring Business or Transitional Services and (ii) furnish promptly to Purchaser and Purchaser's Representatives such other information concerning the business, properties, contracts, records and personnel of Seller relating to the Transferred Assets, the Merchant Acquiring Business and the Transitional Services (including, without limitation, financial, operations and other data and information) as Purchaser may from time to time request.

          (c) Notwithstanding Section 4.8(a) above, Seller shall not be required to grant access or furnish information to Purchaser or Purchaser's Representatives to the extent that such access or the furnishing of such information is prohibited by law or Seller is bound by a confidentiality or other obligation that prevents Seller from disclosing such information; provided that, in the event Seller is prohibited from providing access to or furnishing any such information by law, confidentiality or other obligation, Seller shall notify Purchaser (either orally or in writing) that it is prohibited from disclosing such information to Purchaser.

                                  ARTICLE  V

                 CERTAIN COVENANTS AND AGREEMENTS OF PURCHASER

          5.1.   Confidentiality of Information.    On and after the date
hereof, Purchaser and its officers, employees, agents and representatives shall treat the terms and conditions of this Agreement, and all information learned, or obtained about Seller's businesses (including without limitation the Excluded Assets and Excluded Liabilities), other than the Transferred Assets used in the Merchant Acquiring Business, as confidential and will not disclose such information to any Person , except as required by law, stock exchange rules, as needed in connection with a lawsuit, claim, litigation or other proceeding or in connection with Tax or regulatory matters and except to the extent that such information is already in the public domain, or subsequently enters the public domain, other than as a result of the breach of Purchaser's obligations under this Section 5.1. Purchaser and its officers, employees, agents, and representatives shall not use the information described in this Section 5.1 in any manner that might reasonably be anticipated to have a Material Adverse Effect or otherwise have an adverse material affect on Seller's financial condition, business, prospects or agreements or arrangements (including without limitation any Excluded Assets or Excluded Liabilities) with any other Person. Notwithstanding the previous provisions of this Section 5.1, Seller and Purchaser understand and agree that Purchaser may not provide or otherwise disclose or use the list of Merchants, Agent Banks, Independent Sales Organizations and Related Parties that are counterparties to the Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Agreements included within the Transferred Assets to or on behalf of Bank One Corporation or any Affiliate of Bank One Corporation (including any successor in interest to Bank One Corporation or any Affiliate of Bank One Corporation); provided that Purchaser may provide such list to its industrial loan company subsidiary, First USA Financial Services, Inc., after the end of the eighteenth month after the Closing Date if the subsidiary agrees in writing to keep such list confidential (subject to the same exceptions set forth in this Section 5.1). Purchaser and Seller understand and agree that nothing in the preceding sentence is intended to prevent Purchaser from providing such list to Purchaser's employees or agents, subject to the provisions of this Section 5.1, for the purpose of, and in connection with, the provision of Merchant Acquiring Business services.

          5.2.   Notice of Breach or Potential Breach.    Purchaser shall
promptly notify Seller of any change, circumstance or event that may prevent Purchaser from complying with any of its obligations hereunder.

          5.3.   Further Assurances.    On and after the Closing Date, Purchaser
shall (i) give such further assurances to Seller and execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as Seller may reasonably request to effectuate the transactions contemplated by this Agreement, including the transfer of the Transferred Assets and assumption of the Assumed Liabilities and (ii) use all commercially reasonable efforts to assist Seller in the orderly transition referred to in
Article III.

          5.4.   Collections.    Purchaser shall use all commercially reasonable
efforts from and after the Closing Date to assist Seller, at Seller's request, in processing amounts in respect of any charge-back or other Credit Loss received or identified in connection with the Transferred Assets used in the Merchant Acquiring Business and relating to or arising out of any original sales transaction occurring prior to the Closing Date. Seller shall be responsible for all costs and expenses relating to such collection efforts, including costs and expenses of collection letters, litigation, arbitration proceedings and similar actions. Regarding each charge-back or other Credit Loss received or identified in connection with the Transferred Assets used in the Merchant Acquiring Business and relating to or arising out of any original sales transaction with a Merchant occurring prior to the Closing Date, Purchaser agrees to grant to Seller access to, and Seller shall have the right to access, any funds held in the Reserve Account in accordance with the terms of the agreements governing such Reserve Account, if any, included within the Transferred Assets for that Merchant for the purpose of debiting or crediting any charge-backs or other Credit Losses attributable to that Merchant against such Reserve Account; provided, however, Seller shall have no such rights with respect to Credit Losses resulting from the gross negligence or willful misconduct of Seller or Seller's Representatives.

          5.5.   Taxes.    All sales or transfer taxes, including stock transfer
taxes, recording fees, property or asset transfer taxes, and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby, shall be paid by Purchaser. Purchaser shall execute and deliver to Seller a form of "Pennsylvania Exemption Certificate" for Pennsylvania state or local sales and use tax within 60 days of the Closing Date, and Seller shall retain such certificate in its files such that Seller can provide the certificate to the appropriate tax authority if requested.

          5.6.   HSR and Government Approval Fees.    Purchaser shall pay
one-half of the filing fees paid by both Seller and Purchaser in connection with the filing of the notification required by HSR, if any, and one-half of any filing fees required in connection with the Required Government Certifications. Purchaser shall be solely responsible for all other fees and expenses paid or incurred by Purchaser in connection with the preparation and filing of the notification required by the HSR and any other notification or filing required to be made by Purchaser with any other governmental or regulatory body.

          5.7.   Access to Information.    (a)  Subject to Section 5.8(b) below,
Purchaser shall (i) afford to Seller and its officers, directors, accountants, consultants, legal counsel, agents and other representatives (collectively, "Seller's Representatives") access, upon reasonable prior notice and during normal business hours, to the officers, employees, agents, properties, offices, other facilities and books and records of Purchaser relating to Purchaser's business as Seller may from time to time reasonably request, and (ii) furnish promptly to Seller and Seller's Representatives such other information concerning the business, properties, contracts, records and personnel of Purchaser or the Transferred Assets and the Merchant Acquiring Business (including, without limitation, financial, operating and other data and information) as Seller may from time to time reasonably request.

          (b) Notwithstanding Section 5.7(a) above, Purchaser shall not be required to grant access or furnish information to Seller or Seller's Representatives to the extent that such access or the furnishing of such information is prohibited by law or Purchaser is bound by a confidentiality or other obligation that prevents Purchaser from disclosing such information; provided that, in the event Purchaser is prohibited from providing access to or furnishing any such information by law or confidentiality or other obligation, Purchaser shall notify Seller (either orally or in writing) that it is prohibited from disclosing such information to Purchaser.

                                  ARTICLE  VI

                   REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby makes the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date:

          6.1.   Organization.    Seller is a national banking association,
validly existing and in good standing under the laws of the United States, and has all requisite corporate power and authority to own and operate the Transferred Assets and the Merchant Acquiring Business as now conducted.

          6.2.   Authority.    Seller has the right, power, capacity and
authority to enter into and deliver the Operative Documents, to perform its obligations under the Operative Documents, and to effect the transactions contemplated by the Operative Documents, and no other Person has any interest in the Transferred Assets used in the Merchant Acquiring Business (other than any respective counterparties thereto). The execution, delivery and performance of the Operative Documents has been approved by all requisite corporate action on the part of Seller, and when executed and delivered pursuant hereto (assuming due execution and delivery by the other parties thereto), the Operative Documents will constitute valid and binding obligations of Seller enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting creditors' rights and by general equitable principles.

          6.3.   No Violations.

          (a) The execution and delivery by Seller of the Operative Documents, and its performance thereunder, will not: (i) violate, conflict with, result in a material breach of or constitute (with or without notice or lapse of time or both) a default under any agreement, indenture, mortgage or lease to which Seller is a party or by which Seller or its properties, or the Transferred Assets used in the Merchant Acquiring Business, are bound; (ii) constitute a violation by Seller of any law or government regulation applicable to Seller or the Transferred Assets used in the Merchant Acquiring Business; (iii) violate any provision of the charter or bylaws (or similar governing documents) of Seller; or (iv) violate any order, judgment, injunction or decree of any court, arbitrator or governmental body against or binding upon Seller, except in each case with respect to clauses (i) through (iv) above for those violations, conflicts, breaches or defaults that will not result in a Material Adverse Effect.

          (b) With respect to the Transferred Assets and the Merchant Acquiring Business, Seller is not, and has not been (by virtue of any past or present action, omission to act, contract to which it is a party, or any occurrence or state of facts whatsoever) in violation of any material local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court applicable to and binding on it, or relating to the Transferred Assets and the Merchant Acquiring Business.

          6.4.   Transferred Assets.    Seller is the owner of all right, title
and interest in and to the Transferred Assets, free and clear of all title defects or objections, assignments, liens, encumbrances of any nature whatsoever, restrictions, security interests, rights of third parties, or other liabilities, and has good and valid title to the Transferred Assets. To the best of Seller's knowledge, the Equipment being sold hereunder is in good operating condition, ordinary wear and tear excepted, and has been reasonably maintained and repaired (the parties acknowledge that certain items of the Equipment may be in the process of being repaired as of the date hereof). The Inventory being sold hereunder, including all Merchant supplies, consists of items of a quality and quantity usable and saleable in the ordinary course of the Merchant Acquiring Business. Except for the Excluded Assets and as set forth on Schedule 6.4, the Transferred Assets constitute all of the assets of any nature required to operate the Merchant Acquiring Business in the ordinary course.

          6.5. Agreements; Merchants, Agent Banks and Independent Sales Organizations.

          (a) Seller is not in default (and would not be in default upon notice, lapse of time or both) under any material provision of the Merchant Agreements, Agent Bank Agreements, ISO Agreements or Related Agreements included within the Transferred Assets. Complete lists of the Merchants, Agent Banks, Independent Sales Organizations and Related Parties that are counterparties to the Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Parties included within the Transferred Assets are set forth on Schedule 6.5(a)(i), 6.5(a)(ii), 6.5(a)(iii) and 6.5(a)(iv), respectively. Except as set forth on Schedule 6.5(a)(v), Seller does not have any reason to suspect, and has not received any notice of, fraud by, or bankruptcy or contemplated bankruptcy of, any party or guarantor to any of the Merchant Agreements, Agent Bank Agreements, ISO Agreements or Related Agreements included within the Transferred Assets, and has not received any notice of default or adverse comment from any regulatory authority in respect of any of the Merchant Agreements, Agent Bank Agreements, ISO Agreements or Related Agreements included within the Transferred Assets. Except as set forth on Schedule 6.5(a)(v), Seller has not given notice of its election to terminate any of the Merchant Agreements, Agent Bank Agreements, ISO Agreements or Related Agreements included in the Transferred Assets, and Seller has not received written notice from any Merchant, Agent Bank, Independent Sales Organization or Related Party of its election to terminate any of the Merchant Agreements, Agent Bank Agreements, ISO Agreements or Related Agreements included with the Transferred Assets. Except as provided in Schedule 6.5(a)(vi), no Independent Sales Organization has the express contractual right under any ISO Agreement included in the Transferred Assets to contractually require Seller to assign any Merchant Agreements to any other party upon the termination of the ISO Agreement or the consummation of the transactions contemplated by this Agreement.

          (b) Except as set forth on Schedule 6.5(b), Seller has in its possession a fully executed original (or, to the extent originals are not available, copies of the fully executed originals) of (i) each Merchant Agreement included within the Transferred Assets to which a Top

50 Merchant is a party (collectively, the "Top 50 Merchant Agreements"), and
(ii) substantially all other Merchant Agreements included within the Transferred Assets. True, correct and complete copies of the Top 50 Merchant Agreements (except as set forth on Schedule 6.5(b)) have been made available by Seller to Purchaser. Without regard to whether Seller has in its possession an original or a copy of any particular Merchant Agreement, each Merchant identified on
Schedule 6.5(a)(i), other than the Merchants identified on Schedule 6.5(b), is a party to a written Merchant Agreement with Seller that is included within the Transferred Assets, and except as identified on Schedule 6.8(b)(i), all such agreements are freely assignable by Seller without the affirmative consent of the applicable Merchant or any other party.

          (c) Except for the Agent Bank Agreements included within the Transferred Assets to which Seller and each of the Agent Banks listed on
Schedule 6.5(a)(ii) are severally a party (true, correct and complete copies of which have been made available by Seller to Purchaser, except as listed on
Schedule 6.5(c)(i)), and except for the ISO Agreements included in the Transferred Assets to which Seller and each of the Independent Sales Organizations listed on Schedule 6.5(a)(iii) are severally a party (true, correct and complete copies of which have been made available by Seller to Purchaser, except as listed on Schedule 6.5(c)(ii)), and except for the Related Agreements included in the Transferred Assets to which Seller and each of the Related Parties listed on Schedule 6.5(a)(iv) are severally a party (true, correct and complete copies of which have been made available by Seller to Purchaser, except as listed on Schedule 6.5(c)(iii)), Seller has no material agreements, written or oral, with any agent bank, other association, institution, independent sales organization, or any other third party which provides for any one or more of the following: (i) the deposit of Credit Card or Debit Card transaction records for or on behalf of any third party; (ii) the settlement of Credit Card or Debit Card transactions for or on behalf of any third party; (iii) the processing of Credit Card or Debit Card transactions for or on behalf of any third party; or (iv) the referral of merchants to Seller. Except as set forth on Schedule 6.5(c)(i) regarding Agent Bank Agreements included in the Transferred Assets, Schedule 6.5(c)(ii) regarding ISO Agreements included in the Transferred Assets, and Schedule 6.5(c)(iii) regarding Related Agreements included in the Transferred Assets, Seller has in its possession, and shall deliver to Purchaser in accordance with Section 1.5 hereof, a fully executed original (or, to the extent originals are not available, copies of the fully executed originals) of each Agent Bank Agreement, ISO Agreement and Related Agreement included in the Transferred Assets, each of which, except as identified on Schedule 6.8(b)(i), is freely assignable by Seller without the affirmative consent of the applicable Agent Bank, Independent Sales Organization or Related Party or any other party.

          (d) Except as set forth on Schedule 6.5(d)(i), and except for disputes that have arisen in the ordinary course of business, Seller is not engaged in any dispute with any Merchant, Agent Bank, Independent Sales Organization or Related Party that is a counterparty to any Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement included in the Transferred Assets that could have a Material Adverse Effect and Seller has not received, within the last twelve (12) months, any written notice from any Merchant, Agent Bank, Independent Sales Organization or Related Party with respect to the quality of services provided by Seller under any Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement. Except as set forth on Schedule 6.5(d)(ii), Seller does not have any reason to believe, and has not received any notice, written or oral, that the consummation of the transactions contemplated hereunder will have a Material Adverse Effect on (i) the business relationship of Seller with any Top 50 Merchant, Agent Bank, Independent Sales Organization or Related Party that is a counterparty to any Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreements included in the Transferred Assets, or (ii) the Transferred Assets as a whole.

          (e) Seller is a member in good standing of the Credit Card Associations. Except as set forth on Schedule 6.5(e)(i), Seller and the Transferred Assets used in the Merchant Acquiring Business are in compliance in all material respects with all applicable rules and regulations and certification requirements of the Credit Card Associations. Seller has provided to Purchaser true and correct copies of all contracts and agreements between Seller and the Credit Card Associations relating to the Transferred Assets. Except as set forth on Schedule 6.5(e)(ii), Seller has in its possession a fully executed original (or, to the extent originals are not available, copies of the fully executed originals) of each sponsorship agreement with each Agent Bank and Independent Sales Organization that is a counterparty to any Agent Bank Agreement or ISO Agreement included in the Transferred Assets and is sponsored by Seller into any Credit Card Association.

          (f) Schedule 6.5(f) sets forth a complete and accurate list of all rights and interests of Seller with respect to any reserve accounts established and maintained by Merchants, Agent Banks, Independent Sales Organizations or Related Parties and maintained with Seller in connection with any Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Agreements included within the Transferred Assets and used in the Merchant Acquiring Business (collectively, the "Reserve Accounts"), and indicates the amount contained in each such Reserve Account as of the date thereof and further indicates the terms and conditions relative to each of such Reserve Accounts. Except as identified on Schedule 6.8(b)(ii), the Reserve Accounts are freely assignable by Seller without the affirmative consent of the applicable Merchant or any other party thereto.

          (g) Schedule 6.5(g) sets forth the credit and charge cards, other than the Credit Card Associations, for which Seller has contracted to provide authorization and data capture services in connection with any Transferred Asset and identifies the Related Agreement pursuant to which such services are provided, and Schedule 6.5(g) also identifies the Merchants to whom such non-Credit Card Association services are provided.

          (h) Schedule 1.1(b)(vii) sets forth all Subsidies included within the Transferred Assets or Assumed Liabilities.

          6.6.   Top 50 Merchants.    The Merchants listed on Schedule 6.6 are
the fifty (50) Merchants that are counterparties to Merchant Agreements included in the Transferred Assets with the highest dollar value of Credit Card transactions processed during the twelve (12) month period ending December 31, 1997 (collectively, the "Top 50 Merchants").

          6.7.   EFT Networks; EBT Networks.    Seller is a principal or
sponsored member in good standing of the electronic funds transfer networks identified on Schedule 6.7(a) attached hereto (the "EFT Networks"). Seller is a member in good standing of the electronic benefit transfer networks identified on Schedule 6.7(b) attached hereto ("EBT Networks"). Except as set forth on
Schedule 6.7(c), Seller and the Transferred Asserts used in the Merchant Acquiring Business are in compliance in all material respects with all applicable rules and regulations of the EFT Networks and EBT Networks. Seller has made available to Purchaser true and correct copies of all agreements between Seller and the EFT Networks and EBT Networks relating to the Transferred Assets.

          6.8.   Consents and Approvals.

          (a) Except as set forth on Schedule 6.8(a), other than the Required Government Certifications, no regulatory action of, or regulatory filing with, any governmental or public body is required by Seller to authorize, or is otherwise required in connection with, the execution and delivery by Seller of this Agreement or the other Operative Documents or, if required, the requisite regulatory filing has been accomplished and all necessary approvals obtained. Purchaser and Seller understand and agree that the representation and warranty set forth in this Section 6.8(a) does not include any filing, affirmative action, affirmative consent or affirmative approval of any governmental or public body required pursuant to the terms of or in connection with a Merchant Agreement, Agent Bank Agreement, ISO Agreement, Related Agreement or any other agreement included within the Transferred Assets.

          (b) Except with respect to those Merchant Agreements, Agent Bank Agreements, ISO Agreements, Related Agreements and other agreements included within the Transferred Assets set forth on Schedule 6.8(b)(i) (collectively, the "Agreements Requiring Consent") and the other Transferred Assets set forth on
Schedule 6.8(b)(ii), no affirmative consent or affirmative approval is required by virtue of the execution hereof or any other Operative Document by Seller or the consummation of any of the transactions contemplated herein by Seller to avoid the violation or breach of, or the default under, or the creation of a lien on any of the Transferred Assets pursuant to the terms of, any law, regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which Seller is a party or to which it or any of the Transferred Assets is subject.

          6.9.   Litigation and Claims.    Schedule 6.9:  (a) sets forth all
litigation, claims, suits, actions, investigations, indictments or informations, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings, and investigations conducted by any Credit Card Association, EFT Network or EBT Network (as applicable)) that are pending, or to the knowledge of Seller, threatened, in or before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, Credit Card Association, EFT Network or EBT Network (as applicable), or any other entity or forum for the resolution of grievances, against Seller and relating in any way to the Transferred Assets used in the Merchant Acquiring Business, which if decided adversely to Seller, could have a Material Adverse Effect (collectively "Claims"), and (b) indicates which of such Claims are being defended by an insurance carrier, and which of such Claims being so defended are being defended under a reservation of rights. Seller has made available to Purchaser true, correct and complete copies of all pleadings, briefs and other documents filed in each pending litigation, claim, suit, action, investigation, indictment or information, proceeding, arbitration, grievance or other procedure listed in
Schedule 6.9, and the judgments, orders, writs, injunctions, decrees, indictments and information, grand jury subpoenas and civil investigative demands, plea agreements, stipulations and awards listed in Schedule 6.9.

          6.10.  Required Licenses and Permits.    Except for such licenses,
permits and other authorizations that result solely from Seller's status as a national banking association, to the best of Seller's knowledge, no other licenses, permits or other governmental authorizations are necessary for the conduct by Seller of the Merchant Acquiring Business.

          6.11.  Agreements, Contracts and Commitments.    Except for those
agreements, contracts and commitments set forth and identified with particularity in Sections (or the corresponding Schedules) 6.5 and 6.12 or otherwise disclosed to Seller:

          (a) Seller does not have any agreement, contract, commitment or relationship, whether written or oral, related to the Transferred Assets used in the Merchant Acquiring Business, by which Purchaser could be bound;

          (b) Seller is not subject to any contract or agreement related to the Transferred Assets used in the Merchant Acquiring Business limiting Seller's freedom to compete in the Merchant Acquiring Business;

          (c) With respect to the Transferred Assets used in the Merchant Acquiring Business, there is no contract, agreement or other arrangement entitling any Person to any profits, revenues or cash flows of Seller or requiring any payments or other distributions based on such profits, revenues or cash flows.

          6.12.  Vendors and Suppliers.    Schedule 6.12 sets forth a complete
and accurate list of each supplier to Seller of goods and services directly related to the Transferred Assets used in the Merchant Acquiring Business which are material to the Transferred Assets and the conduct of the Merchant Acquiring Business as conducted by Seller. Seller has made available to Purchaser true and correct copies of all material agreements and contracts between Seller and those Persons identified on Schedule 6.12 as being parties to written agreements.

          6.13.  Agreements in Full Force and Effect.    Except as expressly
set forth in Schedule 6.13, all contracts and agreements included in the Transferred Assets referred to, or required to be referred to, herein or in any Schedule delivered hereunder, other than the Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Agreements included in the Transferred Assets (which are represented in Section 6.5), are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting creditors' rights and by general equitable principles. Seller has not received notice of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by Seller, or to the knowledge of Seller, any other party thereto.

          6.14.  Absence of Certain Changes and Events.    Except as set forth
in Schedule 6.14, since December 31, 1997 Seller has conducted the Merchant Acquiring Business only in the ordinary course, and has not:

          (a) incurred, assumed or guaranteed any liability or obligation (absolute, accrued, contingent or otherwise) with respect to the Transferred Assets used in the Merchant Acquiring Business, other than in the ordinary course of business consistent with past practice;

          (b) paid, discharged, satisfied or renewed any claim, liability or obligation with respect to the Transferred Assets used in the Merchant Acquiring Business, other than payment in the ordinary course of business and consistent with past practice;

          (c) permitted any of the Transferred Assets to be subjected to any mortgage, lien, security interest, restriction, charge or other encumbrance of any kind;

          (d) waived any material claims or rights with respect to the Transferred Assets used in the Merchant Acquiring Business;

          (e) sold, transferred or otherwise disposed of any of the Transferred Assets used in the Merchant Acquiring Business, except in the ordinary course of business consistent with past practice;

          (f) made any change in any method, practice or principle of financial or Tax accounting or otherwise made any changes in the manner in which Seller operates the Merchant Acquiring Business that could have a Material Adverse Effect or have an adverse material affect on any financial information relating to or derived from the Transferred Assets used in the Merchant Acquiring Business;

          (g) managed working capital components relating to the Transferred Assets used in the Merchant Acquiring Business, including cash, receivables, other current assets, trade payables and other current liabilities in a fashion inconsistent with past practice, including failing to sell inventory and other property in an orderly and prudent manner or failing to make all budgeted and other normal capital expenditures, repairs, improvements and dispositions;

          (h) paid, loaned, advanced, sold, transferred or leased any Transferred Asset used in the Merchant Acquiring Business to any employee, except for normal compensation involving salary and benefits;

          (i) entered into any material commitment or transaction, other than in the ordinary course of business consistent with past practice, affecting the Transferred Assets used in the Merchant Acquiring Business; or

          (j) agreed in writing, or otherwise, to take any action described in this Section.

          6.15.  Employees.    None of the Merchant Acquiring Business Employees
is covered by any union, collective bargaining or similar agreement. Except for failures to comply and liabilities which will not result in a Material Adverse Effect, Seller has, with respect to the Transferred Assets and Merchant Acquiring Business, complied with all, and is not liable for the payment of Taxes, fines or penalties with respect to, any federal, state and local laws, ordinances and regulations that (i) relate to employment practices, terms and conditions of employment, equal employment opportunity, non-discrimination, immigration, wages, benefits, payment of Taxes and occupational health and safety, and (ii) apply to any of the Merchant Acquiring Business Employees listed on Schedule 3.4(c)(ii).

          6.16.  Financial Information.    Schedule 6.16 sets forth certain
financial information regarding the Seller, the Transferred Assets and the Merchant Acquiring Business ("Financial Information"). Such Financial Information accurately presents the transaction processing volume, revenue, net revenue and merchants for the periods indicated.

          6.17. Credit Policies. All Merchants with whom Seller has entered into a Merchant Agreement or otherwise began providing merchant acquiring services after December 31, 1997 were enrolled substantially in compliance with Seller's then existing credit and underwriting policies for new Merchants.

          6.18. Agreements with Affiliates. Except as set forth in Schedule 6.18, there exist no agreements, contracts, obligations, promises, or undertakings (whether written or oral and whether express or implied) by and among Seller and any of its other divisions or Affiliates relating to the transaction processing volume, revenue, net revenue or number of merchants contained in the Financial Information.

                                 ARTICLE  VII

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser makes the following representations and warranties to Seller as of the date hereof and as of the Closing Date:

          7.1.   Organization.    Purchaser is a corporation duly organized and
validly existing under the laws of Delaware and is authorized to conduct its business.

          7.2.   Authority.    Purchaser has the right, power, capacity and
authority to enter into and deliver the Operative Documents, to perform its obligations under the Operative Documents, and to effect the transactions contemplated by the Operative Documents. The execution, delivery and performance of the Operative Documents has been approved by all requisite corporate action on the part of Purchaser, and when executed and delivered pursuant hereto, the Operative Documents will constitute valid and binding obligations of Purchaser enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting creditors' rights and by general equitable principles.

          7.3.   Governmental Notices.    Purchaser has not received notice from
any federal, state or other governmental agency or regulatory body indicating that such agency or regulatory body would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by the Operative Documents.

          7.4.   No Violations.    The execution and delivery by Purchaser of
the Operative Documents, and its performance thereunder, will not: (i) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, any material agreement, indenture, mortgage or lease to which Purchaser is a party or by which it or its properties are bound; (ii) constitute a material violation by Purchaser of any material law or governmental regulation applicable to Purchaser; (iii) violate any provision of the articles of incorporation or bylaws (or similar governing documents) of Purchaser; or (iv) violate any order, judgment, injunction or decree of any court, arbitrator or governmental body against or binding upon Purchaser.

          7.5.   Consents and Approvals.

          (a) Except as set forth on Schedule 7.5(a), other than the Required Government Certifications, no regulatory action of, or regulatory filing with, any governmental or public body is required by Purchaser to authorize, or is otherwise required in connection with, the execution and delivery by Purchaser of this Agreement or the other Operative Documents or, if required, the requisite regulatory filing has been accomplished and all necessary approvals obtained. Purchaser and Seller understand and agree that the representation and warranty set forth in this Section 7.5(a) does not include any filing, consent, action or approval of any governmental or public body required pursuant to the terms of or in connection with a Merchant Agreement, Agent Bank Agreement, ISO Agreement, Related Agreement or any other agreement included within the Transferred Assets.

          (b) Except as set forth on Schedule 7.5(b), no filing, consent or approval is required by virtue of the execution hereof or any other Operative Document by Purchaser or the consummation of any of the transactions contemplated herein by Purchaser to avoid the violation or breach of, or the default under, any law, regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which Purchaser is a party or is subject.

          7.6.   Compliance with Laws.    Purchaser is in compliance with all
material rules and regulations applicable to its businesses, under applicable federal and state law.

          7.7.   Litigation; Claims.    As of the date hereof, there is no
action, proceeding or investigation pending or, to Purchaser's knowledge, threatened before any court, governmental or regulatory body, agency, commission, official or arbitrator which (a) questions or calls into question the validity of this Agreement, any other Operative Document or any action taken or to be taken pursuant hereto, (b) if decided adversely to Purchaser, could materially impair the ability of Purchaser to conduct the Merchant Acquiring Business and assume its rights and perform its obligations under this Agreement and the other Operative Documents and the Transferred Assets as contemplated hereby, or (c) calls into question Purchaser's state or federal regulatory authority to consummate the transactions contemplated hereby.

          7.8.   Brokers.   Purchaser has dealt with no broker, finder,
commission agent or other similar Person in connection with the transactions contemplated by this Agreement other than Seller's agent, Salomon Smith Barney, and Purchaser is under no obligation to pay any broker's fee, finder's fee or commission in connection with such transactions.

          7.9. Purchase Price. As of the Closing, Purchaser will have all funds necessary to pay on the Closing Date the Purchase Price and all fees and expenses related hereto, and will have the financial capacity directly or indirectly to perform all of its other obligations under this Agreement and the other Operative Documents.

                                 ARTICLE  VIII

                           COVENANTS OF THE PARTIES

          Seller and Purchaser hereby covenant and agree as follows:

          8.1.   Credit Card Association Filings.    Seller and Purchaser shall
file with the Credit Card Associations, the EFT Networks and the EBT Networks any document or information that, and enter into any agreement that, each such Credit Card Association, EFT Network or EBT Network deems to be required or desirable to be filed in order for the transactions contemplated by this Agreement to be completed.

          8.2.   HSR Notification.    Each of Seller and Purchaser shall
keep and protect as confidential all information about the others obtained in connection with the preparation of the notification required by the Hart-Scott-Rodino Anti-Trust Improvement Act of 1976, as amended ("HSR"), if any, as well as any Required Government Certifications. In the event Seller and Purchaser shall receive a request for additional information or documentary material from the Justice Department or the FTC (a) Seller and Purchaser shall be responsible for responding to any such request received by them, and (b) neither Purchaser nor Seller shall respond to such request or furnish any additional information or documentary material without first notifying the other party in writing.

          8.3.   Other Necessary Consents.    (a)  Seller shall use all
commercially reasonable efforts to obtain all material affirmative consents and material affirmative approvals identified in Section 6.8. With respect to each such material affirmative consent or material affirmative approval, Seller shall provide to Purchaser written evidence, reasonably satisfactory to Purchaser, that such material affirmative consent or material affirmative approval has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting. For purposes of this Section 8.3, a "material affirmative consent" and "material affirmative approval" shall mean any affirmative consent or affirmative approval identified in Section 6.8 (other than an affirmative consent or affirmative approval required in connection with an ISO Agreement included in the Transferred Assets) which would, if not obtained, have a Material Adverse Effect when taken as a whole. Purchaser and Seller understand and agree that an affirmative consent or affirmative approval required in connection with an ISO Agreement included in the Transferred Assets shall not in any case be deemed a "material affirmative consent" or "material affirmative approval" for purposes of this Section 8.3.

          (b) Purchaser shall use all commercially reasonable efforts to obtain all consents and approvals identified in Section 7.5. With respect to each such consent or approval, Purchaser shall provide to Seller written evidence, reasonably satisfactory to Seller, that such consent or approval has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

                                  ARTICLE  IX

                      CONDITIONS TO OBLIGATIONS OF SELLER

          Each of the obligations of Seller to be performed hereunder shall be subject to the satisfaction (or waiver by Seller) at or before the Closing of each of the following conditions:

          9.1.   Required Governmental Approvals.    All regulatory
authorizations, regulatory consents and regulatory approvals from governmental or public bodies necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, including, without limitation, preliminary approval by the federal government of Purchaser as a subcontractor to Seller with respect to the Government Contracts. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements (including any such requirements under the HSR) shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers. Purchaser and Seller understand and agree that the closing condition set forth in this Section 9.1 does not include any filing, consent, action or approval of any governmental or public body required pursuant to the terms of or in connection with a Merchant Agreement, Agent Bank Agreement, ISO Agreement, Related Agreement or any other agreement included within the Transferred Assets.

          9.2.   Interim Transaction Processing Agreement.    Purchaser shall
have executed and delivered to Seller the Interim Transaction Processing Agreement.

          9.3.   Marketing and Sales Alliance Agreement.    Purchaser shall have
executed and delivered to Seller a Marketing Sales and Alliance Agreement, substantially in the form of Exhibit D attached hereto (the "Marketing Agreement").

          9.4.   Transfer Documents.    Purchaser shall have executed and
delivered such Transfer Documents, including without limitation the Bill of Sale and Assignment and Assumption agreement, as Seller shall reasonably request to evidence the transfer to Purchaser of the Transferred Assets and the Assumed Liabilities.

          9.5.   Documents Satisfactory in Form and Substance.    All
agreements, certificates, opinions and other documents delivered by Purchaser to Seller hereunder shall be in form and substance satisfactory to counsel of Seller, in the exercise of such counsel's reasonable judgment.

          9.6.   Credit Card Associations.    All material filings required or
desirable pursuant to Section 8.1 shall have been made, and all material required or desirable approvals shall have been received, and neither Seller nor Purchaser shall have received any material objection from a Credit Card Association, EFT Network or EBT Network (as applicable) either in response to the filings required under Section 8.1 or otherwise.

          9.7.   Compliance with Laws.    Purchaser shall be in compliance with
all material rules and regulations applicable to its businesses, under applicable federal and state law.

          9.8.   Litigation; Claims.    No action, proceeding or investigation
shall be pending before any court, governmental or regulatory body, agency, commission, official or arbitrator which (a) questions or calls into question the validity of this Agreement, any other Operative Document or any action taken or to be taken pursuant hereto, (b) if decided adversely to Purchaser, would materially impair the ability of Purchaser to conduct the Merchant Acquiring Business and assume its rights and perform its obligations under this Agreement and the other Operative Documents and the Transferred Assets as contemplated hereby, or (c) calls into question Purchaser's state or federal regulatory authority to consummate the transactions contemplated hereby.

          9.9.   Receipt of Purchase Price.    Seller shall have received the
Up-Front Purchase Price, and all fees and expenses related thereto and payable as of the Closing Date, in each case in lawful currency of the United States and immediately available funds.

          9.10.  Opinion of Purchaser's Counsel.    Seller shall have received
an opinion from Purchaser's general counsel, Philip E. Taken, Esq., in form and substance satisfactory to Seller, covering the matters in Sections 7.1 and 7.2 of this Agreement.

          9.11.  Additional Conditions to Obligations of Seller.    The
obligations of the Seller to be performed hereunder are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in the sole discretion of the Seller:

          (a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except for those representations and warranties already qualified by materiality, which representations and warranties shall be true and correct in all respects as of the Closing Date). The Seller shall have received a certificate of an officer of the Purchaser, dated the Closing Date, to such effect.

          (b) Agreements and Covenants. The Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Seller shall have received a certificate of an officer of Purchaser, dated the Closing Date, to such effect.

                                  ARTICLE  X

                    CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser to be performed hereunder shall be subject to the satisfaction (or waiver by Purchaser) at or before the Closing of each of the following conditions:

          10.1.  Required Governmental Approvals.    All governmental
regulatory authorizations, regulatory consents and regulatory approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, including, without limitation, preliminary approval by the federal government of Purchaser as a subcontractor to Seller with respect to the Government Contracts. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements (including any such requirements under the HSR) shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers. Purchaser and Seller understand and agree that the closing condition set forth in this Section
10.1 does not include any filing, affirmative action or affirmative approval of any governmental or public body required pursuant to the terms of or in connection with a Merchant Agreement, Agent Bank Agreement, ISO Agreement, Related Agreement or any other agreement included within the Transferred Assets.

          10.2.  Interim Transaction Processing Agreement.    Seller shall have
executed and delivered to Purchaser the Interim Transaction Processing
Agreement.

          10.3.  Marketing and Sales Alliance Agreement.    Seller shall have
executed the Marketing Agreement.

          10.4.  Transfer Documents.    Seller shall have executed and
delivered such Transfer Documents, including without limitation the Bill of Sale and Assignment and Assumption Agreement, as Purchaser shall reasonably request to evidence the transfer to Purchaser of the Transferred Assets and the Assumed Liabilities.

          10.5.  Documents Satisfactory in Form and Substance.    All
agreements, certificates, opinions and other documents delivered by Seller to Purchaser hereunder shall be in form and substance satisfactory to counsel of Purchaser, in the exercise of such counsel's reasonable judgment.

          10.6.  Credit Card Associations.    All filings required or desirable
pursuant to Section 8.1 shall have been made, and all required or desirable approvals shall have been received, and neither Seller nor Purchaser shall have received any material objection from a Credit Card Association, EFT Network or EBT Network (as applicable) either in response to the filings required under
Section 8.1 or otherwise.

          10.7.  Opinion of Seller's Counsel.   Purchaser shall have received
an opinion from Seller's counsel, Reed Smith Shaw & McClay, LLP, in form and substance satisfactory to Purchaser, covering the matters in Sections 6.1 and
6.2 of this Agreement.

          10.8. Additional Conditions to Obligations of Purchaser. The obligations of the Purchaser to be performed hereunder are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in the sole discretion of the Purchaser:

          (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except for those representations and warranties already qualified by materiality, which representations and warranties shall be true and correct in all respects as of the Closing Date). The Purchaser shall have received a certificate of an officer of the Seller, dated the Closing Date, to such effect.

          (b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Purchaser shall have received a certificate of an officer of Seller, dated the Closing Date, to such effect.

          (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the current business, financial condition or results of operations of the Merchant Acquiring Business having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Purchaser shall have received a certificate of an officer of Seller, dated the Closing Date, to such effect.

          10.9. Additional Transfer Document. Seller shall have received such bills of sales or other appropriate transfer documents from its Affiliate, Mellon EFT Services, Inc., as are necessary or appropriate in order to enable Seller to transfer the Transferred Assets to Purchaser pursuant to the terms of this Agreement.

                                  ARTICLE  XI

                      NONCOMPETITION AND CONFIDENTIALITY

          11.1. Noncompetition. (a) For a period of seven (7) years after the Closing Date (the "Non-Compete Term"), neither Seller nor any of Seller's Affiliates shall directly or indirectly engage or participate in, or provide Merchant acquiring consulting services to, any business which engages in the Merchant Acquiring Business in the Territory (as hereinafter defined). Seller and Seller's Affiliates also shall not, during the Non-Compete Term, market or sell any product that requires or involves an integrated merchant acquiring Credit Card or Debit Card transaction processing function (an "Integrated Product"), unless Seller offers to Purchaser the opportunity to perform the merchant acquiring Credit Card or Debit Card transaction processing services by providing a written notice to Purchaser containing a description of the Integrated Product, after which (i) Purchaser shall have forty five (45) days, or such shorter period (which shall not be unreasonably short) as required under the circumstances and designated by Seller, from the receipt of notice from Seller to accept Seller's offer to perform the merchant acquiring Credit Card or Debit Card transaction processing services in connection with the Integrated Product and (ii) Purchaser shall provide such merchant acquiring Credit Card or Debit Card transaction processing services at rates at least as low as Purchaser provides such services to similar size customers requiring similar services at similar volumes. If Purchaser fails to accept Seller's offer within the designated time period, whether because Purchaser cannot provide competitive pricing, any required functionality or otherwise, Seller shall be entitled to enter into an agreement with another processor to develop, market and sell the Integrated Product notwithstanding any provision of this Article
XI. If Purchaser accepts Seller's offer, Seller agrees to market the Integrated Product with Purchaser performing the merchant acquiring Credit Card or Debit Card functions; provided, however, if a potential customer for the Integrated Product is a Person that is not a customer of Purchaser and has previously engaged another Person to provide transaction processing, Seller may offer such non-customer an Integrated Product with a third-party transaction processor; provided, further, Seller shall not actively market such Integrated Product with a third-party transaction processor to other parties besides such non-customer in competition with Integrated Products with Purchaser performing the merchant acquiring Credit Card or Debit Card functions. Furthermore, Seller shall be entitled to develop, market and sell Stand-Alone Products (as defined below) to merchant transaction processors besides Purchaser, regardless of whether such processors integrate the Stand-Alone Products with such processor's acquiring products and services and then market and sell such integrated products to merchants, provided such integrated products are not marketed or sold by Seller or under Seller's name, marks or brand name. Nothing in this Article XI is intended, or should be construed, to prevent or restrict Seller's ability to develop, market and sell any other product (the "Stand-Alone Products") that does not involve or require a merchant acquiring Credit Card or Debit Card transaction processing function. For example (and for purposes of illustration only), Seller shall not be prevented from developing, marketing and selling the following products: smart card issuance and processing, electronic commerce or "E-commerce," non-credit card processing, digital certificate authorization, on-line debit point of sale technology, pre-paid debit cards and closed-loop payment systems.

     (b) Seller and Purchaser hereby acknowledge and agree that Purchaser and its Affiliates conduct business and have customers from across the United States and Canada and that the Goodwill is not restricted to the specific states or territories in which Purchaser or its Affiliates have offices. As such, Seller and Purchaser hereby acknowledge and agree that in order to give full effect to the purposes of this Article XI, the geographic scope of this Agreement shall include all of the United States and Canada (the "Territory").

     (c) If Seller or any Affiliate of Seller acquires control of any business which has a Merchant Acquiring Business portfolio (the "Target Merchant Acquiring Business Portfolio") representing $10 billion or less in MasterCard and Visa processing volume during the twelve (12) month period prior to the date of the acquisition (the "Acquisition Date"), Seller shall notify Purchaser of the acquisition of the Target Merchant Acquiring Business Portfolio within thirty (30) days after the Acquisition Date (the "Acquisition Notice"). Purchaser shall have a right of first refusal to acquire Seller's interest in the Target Merchant Acquiring Business Portfolio from Seller ("Right of First Refusal") at a price determined as set forth herein to the extent that Seller is not (i) prohibited by law or (ii) prohibited by the terms of a contract in existence prior to the acquisition of the Target Merchant Acquiring Business Portfolio, between the owner of the Target Acquiring Business Portfolio and a third-party not an Affiliate of Seller, in each case, from selling its interest in the Target Merchant Acquiring Business Portfolio to Purchaser. To determine the purchase price of the Target ("Target Purchase Price"), Seller and Purchaser shall first attempt to negotiate the Target Purchase Price. If, after at least two face-to-face meetings within thirty (30) days, Seller and Purchaser are unable to agree on the Target Purchase Price, each shall choose an independent financial firm with a nationally recognized expertise in evaluating businesses in the transaction payment processing industry (the "Valuation Expert") within forty-five (45) days of the receipt by Purchaser of the Acquisition Notice. Each Valuation Expert shall enter into an agreement with either the Purchaser or the Seller, as applicable, which shall provide, in part, that the fees and expenses of such Valuation

Expert shall be borne by the party retaining the Valuation Expert and that each Valuation Expert shall make a determination of the valuation of the Target (the "Valuation") no later than thirty (30) days after the date each Valuation Expert is hired (the "Valuation Date"). If the lower Valuation is 90% or greater of the higher Valuation, then the average of the two Valuations shall be the Target Purchase Price. Purchaser may then exercise the Right of First Refusal by delivery of written notice within ten (10) days of the receipt of written notice of such determination of the Target Purchase Price. If the lower Valuation is less than 90% of the higher Valuation, Seller and Purchaser shall jointly choose a third Valuation Expert, within ten (10) days after the Valuation Date, who shall make a determination as to Valuation. The third Valuation Expert shall enter into an agreement with the Purchaser and the Seller which shall provide, in part, that the fees and expenses of which shall be shared equally by Seller and Purchaser and that such Valuation Expert shall determine the Valuation of the Target no later than thirty (30) days after the date such Valuation Expert is hired (the "Second Valuation Date"). Within five (5) days of the Second Valuation Date, the three (3) Valuations shall be compared and the average of the two (2) Valuations that are the closest dollar amount to each other shall be the Target Purchase Price. Purchaser may then exercise the Right of First Refusal at the Target Purchase Price by delivery of written notice to Seller within ten (10) days of the receipt of written notice of the determination of such Target Purchase Price. The acquisition of Seller's interest in the Target Merchant Acquiring Business Portfolio by Purchaser shall be subject to customary due diligence, shall be pursuant to definitive documentation in form and substance reasonably satisfactory to Seller and Purchaser and shall be consummated within 180 days of the Acquisition Date unless a later date is agreed to by Seller and Purchaser. If Purchaser does not exercise its Right of First Refusal within the applicable time period, Seller shall dispose of its interest in the Target Merchant Acquiring Business Portfolio within 180 days of the Acquisition Date (or such later date as agreed to by Seller and Purchaser). If Seller is prohibited from selling its interest in the Target Merchant Acquiring Business Portfolio as described above, Seller shall either (i) sell to another Person or otherwise dispose of its interest in the Target Merchant Acquiring Business Portfolio, or (ii) if Seller is likewise prohibited from selling its interest to another Person or otherwise disposing of its interest, treat the transaction as if a Change of Control has occurred and the provisions of Section 11.1(e) shall apply.

     (d) If Seller or any Affiliate of Seller acquires control of a Target Merchant Acquiring Business Portfolio representing in excess of $10 billion in MasterCard and Visa processing volume during the twelve (12) month period prior to the Acquisition Date, Seller shall have the option, exercisable in its sole discretion within thirty (30) days of the Acquisition Date, to either (i) provide Purchaser with written notice of Seller's intent to divest itself of the Target Merchant Acquiring Business Portfolio, in which case the provisions of
Section 11.1(c) shall apply to the disposition of the Target Merchant Acquiring Business Portfolio, or (ii) provide Purchaser with a Termination Notice regarding its obligations under this Article XI and the Marketing Agreement and pay the Termination Payment set forth in Section 11.1(e).

     (e) Upon the occurrence of a Change of Control (as defined herein) or the Seller providing the Purchaser with the Termination Notice described in Section 11.1(d)(ii) above, Seller may, at its option, within thirty (30) days of the Change of Control Date, or thirty (30) days of the Acquisition Date (as the case may be), terminate its obligations under this Article XI and the Marketing Agreement, by delivery to Purchaser of written notice of its intent to terminate its obligations under this Article XI and the Marketing Agreement, subject to the continued processing by Purchaser under the Subprocessed Contracts (the "Termination Notice") and the termination payment set forth below (the "Termination Payment"); provided, that Seller may, at its option, deliver to Purchaser a Termination Notice and a Termination Payment after the sixtieth
(60th) month after the Closing Date for any reason, including but not limited to, a Change of Control.

     [Confidential treatment has been requested for portions of this exhibit below, and, accordingly, such portions have been omitted from the exhibit. The entire document, including the portions omitted from the exhibit, has been provided separately to the Commission.]

     If the Acquisition Date is between                      Termination Payment
     ----------------------------------                      -------------------
Closing Date -    month after Closing Date                   $
               --                                             ----------
   month after Closing Date -    month after Closing Date    $
--                            --                              ----------
   month after Closing Date -    month after Closing Date    $
--                            --                              ----------
   month after Closing Date -    month after Closing Date    $
--                            --                              ----------
   month after Closing Date -    month after Closing Date    $
--                            --                              ----------
   month after Closing Date -    month after Closing Date    $
--                            --                              ----------
   month after Closing Date -    month after Closing Date    $
--                            --                              ----------

By way of illustration only, if the Closing Date is December 1, 1998, Seller would have the right to buyout of its obligations under this Agreement and the Marketing Agreement on _________ (i.e., the beginning of the _______ month after the Closing Date) for $_____________. The Termination Payment as determined from the foregoing table, in immediately available funds, shall accompany the Termination Notice.

     (f) For purposes of this Section 11.1, "Change of Control" shall mean a change in control of Seller of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not Seller is then subject to such reporting requirement; provided that, without limitation, a Change of Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Seller representing in excess of 50% or more of the combined voting power of Seller's then outstanding securities; or (ii) stockholders of Seller approve: (A) a plan of complete liquidation of Seller; (B) an agreement for the sale or disposition of all or substantially all of the assets of Seller; or (C) a merger, consolidation or reorganization of Seller with or involving any other corporation or Person, other than a merger, consolidation or reorganization that would result in the voting securities of Seller outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Seller (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

     (g) Notwithstanding the provisions of this Article XI, Seller and Purchaser acknowledge and agree that:

             (i) ownership, directly or indirectly, by Seller of an aggregate equity interest of less than 5% and the combined ownership by Seller and any Affiliates of Seller of an aggregate equity interest of less than 10%, in any business engaged in direct or indirect competition with the Merchant Acquiring Business in the Territory shall not be a violation of this Article XI;

             (ii) (A) Seller's Affiliate, Mellon United National Bank, has a Merchant Acquiring Business portfolio of approximately 120 Merchants which are being processed by a third-party processor, (B) Seller shall cause Mellon United National Bank to operate and market such Merchant Acquiring Business consistent with past practices using only Mellon United National Bank employees, (C) Seller shall not market or solicit merchants for Mellon United National Bank's Merchant Acquiring Business, (D) Seller shall cause Mellon United Bank's Merchant Acquiring Business portfolio to be converted to Purchaser by no later than April 1, 2000 (or such later date as Seller and Purchaser may agree to in writing), and (E) the maintenance of such Merchant Acquiring Business portfolio by Mellon United National Bank shall not constitute a violation of the provisions of this Article XI to the extent such Merchants are converted by April 1, 2000 (or such later date as Seller and Purchaser may agree to in writing);

             (iii) (A) Seller's Affiliate, Mellon 1st Business Bank and its parent, Mellon 1st Business Corporation, have a Merchant Acquiring Business portfolio of approximately 230 Merchants which are being processed by a third-party processor, (B) Seller shall cause Mellon 1st Business Bank and Mellon 1st Business Corporation to operate and market such Merchant Acquiring Business consistent with past practices using only Mellon 1st Business Bank and Mellon 1st Business Corporation employees, (C) Seller shall not market or solicit merchants for Mellon 1st Business Bank's and Mellon 1st Business Corporation's Merchant Acquiring Business, (D) such Merchant Acquiring Business shall be treated as an acquisition of a Merchant

       Acquiring Business Portfolio for purposes of this Agreement, (E) Seller shall invoke the Right of First Refusal and valuation process set forth in Section 11.1(c) such that such Merchants may be converted onto Paymentech's processing system by no later than April 1, 2000 (or such later date as Seller and Purchaser may agree to in writing) and (F) the maintenance of such Merchant Acquiring Business portfolio by Mellon 1st Business Bank and Mellon 1st Business Corporation shall not constitute a violation of the provisions of this Article XI to the extent such Merchants are converted by April 1, 2000 (or such later date as Seller and Purchaser may agree to in writing);

          (iv) To the extent that Purchaser does not obtain the Required Government Certifications in accordance with Section 3.10 of this Agreement, Seller's sale of the rights to perform Merchant Acquiring Business services under the Government Contracts and the resulting subprocessing arrangement between Seller and the buyer of such rights to perform such Merchant Acquiring Business services under the Government Contracts shall not constitute a violation of the provisions of this
       Article XI.

          (v) To the extent that Seller terminates the subprocessing arrangement with Purchaser under the Marketing Agreement with respect to a Subprocessed Contract (as that term is defined in the Marketing Agreement) and obtains the rights to the performance of Merchant Acquiring Business services under that Subprocessed Contract, (A) Seller shall be permitted to either (1) perform Merchant Acquiring Business services under that Subprocessed Contract or (2) sell the rights to perform such Merchant Acquiring Business services under that Subprocessed Contract to another Person or otherwise subcontract for the performance of such Merchant Acquiring Business services with another Person, and (B) such performance by Seller or subcontracting arrangement in connection with that Subprocessed Contract shall not constitute a violation of the provisions of this Article XI.

          11.2 Confidentiality. Seller recognizes the proprietary interest of Purchaser and its Affiliates in the Confidential Information relating to the Merchant Acquiring Business and the Transferred Assets and agrees that a material breach of this Article XI shall occur if Seller or its Affiliates, during the Non-Compete Term, violates the provisions of this Section 11.2. All Confidential Information relating to the Merchant Acquiring Business and the Transferred Assets, whether developed by Seller alone or in conjunction with others or otherwise, is the property of Purchaser; provided that Purchaser shall comply with the provisions of Section 5.1 in dealing with such Confidential Information. Seller hereby acknowledges and understands that its unauthorized disclosure of Confidential Information relating to the Merchant Acquiring Business and the Transferred Assets may result in irreparable injury and damage to Purchaser and its Affiliates, and Seller acknowledges and agrees that Purchaser and its Affiliates are entitled to prevent Seller from making unauthorized disclosures of Confidential Information relating to the Merchant Acquiring Business and the Transferred Assets. Therefore, except as may be otherwise required by applicable law (including without limitation a request from a regulator of Seller), Seller agrees at all times to hold in strict confidence and not to disclose the Confidential Information relating to the Merchant Acquiring Business and the Transferred Assets to any Person other than to Persons engaged by Purchaser and its Affiliates, and not to use Confidential Information relating to the Merchant Acquiring Business and the Transferred Assets in any manner, including for its own benefit or the benefit of a third party, without the prior written consent of Purchaser or its Affiliates. If required by applicable law to disclose such Confidential Information relating to the Merchant Acquiring Business and the Transferred Assets, Seller will provide advance notice to Purchaser and use all commercially reasonable efforts to prevent further disclosure. In the event that Seller or Seller's Representatives are requested or required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process to disclose any of the Confidential Information, Seller shall provide Purchaser with prompt written notice of such request or demand so that Purchaser may seek a protective order or other appropriate remedy and/or consent in writing to such disclosure. In the event that such protective order or other remedy is not obtained and the Purchaser has not consented in writing to such disclosure and Seller or Seller's Representatives are nonetheless, in the reasonable opinion of Seller's legal counsel, compelled to disclose the Confidential Information to any tribunal or else stand liable for contempt, Seller or Seller's Representatives may furnish only that portion of the Confidential Information that Seller or Seller's Representatives are legally required to provide as advised by opinion of Seller's legal counsel; provided, that Seller or Seller's Representatives shall exercise all commercially reasonable efforts to obtain an order or reasonable assurance that confidential treatment shall be accorded such Confidential Information. Seller or Seller's Representatives shall not be liable for the disclosure to such tribunal unless such disclosure was caused or resulted from a previous disclosure by Seller or Seller's Representatives not permitted hereunder.

          11.3 Remedies. In the event of a breach or a threatened breach of any of the covenants contained in this Article XI, Purchaser and its Affiliates shall, in addition to the remedies provided by law, have the right and remedy to have such covenants specifically enforced by a court having equity jurisdiction, it being acknowledged and agreed that any material breach of any of the covenants will cause irreparable injury to Purchaser and its Affiliates and that money damages will not provide an adequate remedy to Purchaser and its Affiliates.

          11.4 Enforceability/Reformation. If any court of competent jurisdiction determines that any of the covenants of Seller or Purchaser, or any parts thereof, are invalid or unenforceable, the other covenants and the remainder of any of the covenants so impaired shall not thereby be affected and shall be given full effect, without regard to the invalid portions. Notwithstanding the foregoing, it is the intent of each of the parties that the provisions of Sections 11.1 and 11.2 of this Agreement be enforced to the fullest extent permitted by applicable law. If any court of competent jurisdiction determines that any of the provisions of Sections 11.1 and 11.2 of this Agreement, or any parts thereof, are unenforceable under applicable laws or public policies, it is the intent of the parties, and the parties hereby request, that the court reform such covenant to such narrower geographic scope, scope of activity or duration, or in such other manner, as such court may determine is necessary to make such covenant enforceable.

          11.5 Waiver. The failure of any party to insist, in any one or more instances, upon performance of any of the terms or conditions of this Article XI shall not be construed as a waiver of future performance of any such term or condition, and the obligations of any party with respect thereto shall continue in full force and effect.

          11.6 Continuing Obligations. If Seller terminates its obligations under this Article XI and the Marketing Agreement pursuant to Section 11.1(c) or 11.1(d) above prior to end of the eighteenth month after the Closing Date, Seller agrees that, notwithstanding such termination, Seller shall not, and Seller shall cause its Affiliates not to, directly or indirectly, market, sell or provide any Merchant Acquiring Business products or services to any Merchant, Agent Bank, Independent Sales Organization or Related Party that is a party to a Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement included within the Transferred Assets for a period ending on the last day of the eighteenth month after the Closing Date.

                                 ARTICLE  XII

                                INDEMNIFICATION

          12.1.  Seller's Indemnification.    Seller shall indemnify, defend,
and hold harmless Purchaser, its successors or assigns, and their respective officers, employees, consultants, agents and representatives (collectively, "Purchaser Protected Parties") from any liability, loss, cost, claim or expense, including reasonable attorney's and accountant's fees and expenses ("Loss") that result from or arise out of (i) the breach of any of Seller's representations or warranties in this Agreement or in any certificate delivered in connection herewith; (ii) the breach of any of Seller's covenants or agreements in this Agreement or any certificate delivered in connection herewith; (iii) any liability of Seller relating to the Transferred Assets, other than the Assumed Liabilities; (iv) any liability of Seller with respect to the Transferred Employees with respect to events occurring prior to the later of the Closing Date or the effective date of hire of such Transferred Employee; (v) all termination fees and "deconversion" fees owing by Seller, except as set forth in Section 3.6, (vi) all liabilities of Seller for Excluded Liabilities (including Taxes except as provided in Section 5.5), (vii) the gross negligence or willful misconduct of Seller in undertaking its obligations under Article III and/or Section 4.5, (viii) the failure of Seller to have executed originals (or accurate copies thereof) of any Merchant Agreement, Agent Bank Agreements, ISO Agreements or Related Agreements, or (ix) any liability with respect to the Key Government Employees. In the event that indemnification is sought hereunder by any member of Purchaser Protected Parties, Purchaser shall act on behalf thereof and Seller shall be entitled to rely upon the acts and representations of Purchaser as representing the acts and representations of such member.

          12.2.  Purchaser's Indemnification.    Purchaser shall indemnify,
defend, and hold harmless Seller and its successors or assigns and their respective officers, employees, consultants, agents and representatives (collectively, "Seller Protected Parties") from any Loss that results from or arises out of (i) the breach of any of Purchaser's representations or warranties in this Agreement or any certificate delivered in connection herewith; (ii) the breach of any of Purchaser's covenants or agreements in this Agreement or any certificate delivered in connection herewith; (iii) the Assumed Liabilities;
(iv) the compliance by Seller with Purchaser's instructions to Seller in connection with the provision by Seller of the services under Article III, or as may otherwise arise in connection with Seller's performance of its obligations under Section 3.5, except as may result from or arise out of the gross negligence or willful misconduct of Seller; (v) the gross negligence or willful misconduct of Purchaser in undertaking its obligations under Section 5.4; (iv) any liability of Purchaser with respect to the Transferred Employees arising on or after the Closing Date; (v) all liabilities of Purchaser for Taxes attributable to the Transferred Assets or Merchant Acquiring Business and accrued in any period after the Closing Date; (vii) all other liabilities and obligations or Purchaser relating to the Transferred Assets and Transferred Employees relating to events occurring after the Closing Date; (viii) the failure of Purchaser to pay the amounts contemplated by Section 3.6; or (ix) the gross negligence or willful misconduct of Purchaser to the extent Seller incurs a Loss as a result from or arising out of such gross negligence or willful misconduct by Purchaser in connection with any of Seller's agreements relating to the Merchant Acquiring Business with the third party service providers identified on Schedule 3.6(a). In the event that indemnification is sought hereunder by any member of Seller Protected Party, Seller shall act on behalf of and Purchaser shall be entitled to rely upon the acts and representations of Seller as representing the acts and representations of such member.

          12.3.  Indemnification Procedures for Third Party Claims.   In any
case where a Person shall seek indemnification under this Agreement (the "Indemnified Party"), for a third party claim, suit or proceeding (a "Third Party Claim"), the Indemnified Party shall comply with the following procedures:

          (a) The Indemnified Party shall give prompt written notice ("Notice") of any Third Party Claim to the party from whom such indemnification is sought (the "Indemnifying Party"), specifying the amount and nature of such Third Party Claim.

          (b) Provided that prompt Notice is given, unless the failure to give such Notice does not prejudice the interests of the Indemnifying Party, the Indemnifying Party shall promptly defend, contest, and protect the Indemnified Party against such Third Party Claim, at its own expense and using counsel of its own choosing, which shall be reasonably satisfactory to the Indemnified Party.

           (c) The Indemnified Party may, but shall not be obligated to, participate in the defense of such Third Party Claim at its own expense and using counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense thereof unless the Indemnified Party shall relieve the Indemnifying Party from all liability for such Third Party Claim. The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party reasonably may request in connection with the Indemnifying Party's defense and shall be entitled to recover from the Indemnifying Party the reasonable costs of providing such assistance. The Indemnifying Party shall inform the Indemnified Party on a regular basis, and at the Indemnified Party's request, of the status of such Third Party Claim and the Indemnifying Party's defense thereof.

          (d) If the Indemnifying Party shall control the defense of a Third Party Claim, the Indemnifying Party shall not compromise or settle such Third Party Claim without the Indemnified Party's prior written consent, if: (i) such compromise or settlement would impose an injunction or other equitable relief upon the Indemnified Party; or (ii) such compromise or settlement does not include the unconditional release of the Indemnified Party from all liability arising from or relating to such Third Party Claim.

          (e) If the Indemnifying Party fails promptly to defend, contest, or otherwise protect against such Third Party Claim, the Indemnified Party may, but shall not be obligated to, defend, contest, or otherwise protect itself against the same, and make any compromise or settlement thereof in its sole discretion, and recover from the Indemnifying Party all Losses of the Indemnified Party arising from or relating to such compromise or settlement.

          12.4.  Indemnity Claims.

          (a) The representations and warranties contained herein, in any other Operative Document, or in any certificate or other document delivered pursuant hereto or in connection herewith shall not be extinguished by the Closing but shall survive the Closing, subject to the limitations set forth in this Section 12.4 and Section 12.5 hereof, and the covenants and agreements of Seller and Purchaser contained herein shall survive without limitation as to time except as may be otherwise specified herein.

          (b) All claims for indemnification hereunder (including, without limitation, Third Party Claims) shall be asserted no later than 12 months after the Conversion Date, except for claims relating to Taxes which may be asserted no later than the expiration of the relevant statute of limitations period.

          12.5.  Indemnification Limitations.

          (a) With respect to any particular Loss for which an Indemnifying Party indemnifies an Indemnified Party hereunder, the liability of the Indemnifying Party shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party as a result of such Loss; provided, however, that in no event shall this Section 12.5(a) be construed to require any Indemnified Party to (i) seek or maintain insurance of any kind, or (ii) seek recovery, reimbursement, or any other compensation under any insurance arrangement with respect to any Loss.

          (b) No claim shall be made by a party for indemnification hereunder unless and until the aggregate amount of all Losses sought by such party to be indemnified under this Agreement exceeds, in the aggregate, One Hundred Thousand and Dollars ($100,000), and then for the entire amount of such claims in excess of such $100,000 amount; provided, however, that in no event, except with respect to Losses that result from or arise out of fraud, shall Seller's or Purchaser's liability for Losses payable hereunder exceed, in the aggregate, Fifteen Million Dollars ($15,000,000); provided, however, that nothing contained herein shall be deemed to limit in any manner the ability of any party to obtain nonmonetary relief for any breach by another party of its obligations hereunder.

          (c)    The limitations set forth in Section 12.5 shall not apply to
(i) breaches of representations and warranties contained in Section 6.4 and (ii) claims for indemnification pursuant to Section 12.1(vi).

                                 ARTICLE  XIII

                    DEFINITIONS AND RULES OF INTERPRETATION

          13.1.  Definitions.    For purposes of this Agreement, the following
capitalized terms have the following respective meanings:

          "Acquisition Date" has the meaning set forth in Section 11.1(c).

          "Acquisition Notice" has the meaning set forth in Section 11.1(c).

          "Affiliate" means as to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession or the power to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

          "Agent Bank Agreement" means an agreement between Seller and an Agent Bank pursuant to which the Agent Bank is providing services related to Credit Card and/or Debit Card processing.

          "Agent Bank" means a financial institution sponsored by Seller for which services related to Credit Card and/or Debit Card processing are provided by or on behalf of Seller.

          "Agreement" means this Agreement, including all schedules and exhibits hereto, and, if amended, modified or supplemented, as the same may be so amended, modified or supplemented from time to time.

          "Agreements Requiring Consent" has the meaning set forth in Section 6.8(b).

          "Allocation Agreement" has the meaning set forth in Section 2.2(a).

          "Assignment and Assumption Agreement" has the meaning set forth in
Section 1.2(a).

          "Assumed Liabilities" has the meaning set forth in Section 1.2(b).

          "Bill of Sale" has the meaning set forth in Section 1.2(a).

          "Buypass Agreement" means that certain Participation Agreement dated March 1, 1997, by and between Seller and Buypass Corporation.

          "Change of Control" has the meaning set forth in Section 11.1(f).

          "Change of Control Date" has the meaning set forth in Section 11.1(f).

          "Claims" has the meaning set forth in Section 6.9.

          "Closing" has the meaning set forth in Section 2.3.

          "Closing Date" has the meaning set forth in Section 2.3.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidential Information" shall mean all proprietary information owned by Seller or its Affiliates, including without limitation, trade secrets, financial data, information derived from reports, investigations, experiments, research, work-in-progress, drawings, designs, plans, proposals, codes, computer software and documentation, marketing and sales programs, customer lists, mailing lists, financial projections, cost summaries, credit information, pricing formulae, markets, marketing information, leasing information, vendor relationships and all other concepts, ideas, materials or information prepared or performed for or by Seller or its Affiliates, related to the Merchant Acquiring Business and included within the Transferred Assets that is (i) treated by Seller or its Affiliates as confidential, and (ii) that is not otherwise known generally in the industry; provided, however, that Confidential Information shall not include (A) general information regarding the nature of the Merchant Acquiring Business, (B) information that is in the public domain, or (C) information that becomes available to the public other than through an act of Seller in violation of Article XI of this Agreement.

          "Conversion Date" means September 30, 1999, or such later date as may be requested by Purchaser and agreed to in writing by Seller.

          "Conversion Period" means the period beginning as of the Closing Date and ending on the Conversion Date, during which time Seller shall process all transactions in connection with the Transferred Assets used in the Merchant Acquiring Business from Seller's designated premises, and Seller shall provide clearing services as provided in Section 3.5 and maintain the agreements referenced in Section 3.6, and the Transferred Assets used in the Merchant Acquiring Business shall be converted from Seller to Purchaser, including but not limited to the conversion of Merchants to Purchaser's network and designated clearing bank and merchant accounting systems.

          "Credit Card" means (i) a Visa card or other card bearing the symbol(s) of VISA, U.S.A., Inc. or VISA International, Inc. (including VISA Gold cards), (ii) a MasterCard card or other card bearing the symbol(s) of MasterCard International Incorporated (including MasterCard Gold cards), and (iii) private label credit cards.

          "Credit Card Associations" means Visa U.S.A., Inc., Visa International, Inc., MasterCard International Incorporated and any successor organizations or associations.

          "Credit Loss" means any loss resulting from the failure by a Merchant to pay amounts owed by it under a Merchant Agreement.

          "Customers" means the customers of Seller or Seller's Affiliates which are either (i) parties to the Merchant Agreements, ISO Agreements, Agent Bank Agreements or Related Agreements or (ii) referred to Purchaser or Purchaser's Affiliates pursuant to the Marketing Agreement.

          "Debit Card" means a card with a magnetic stripe bearing the symbol(s) of one or more EFT Networks which enables the holder to pay for goods or services by authorizing an electronic debit to the cardholder's designated deposit account or a card used in connection with electronic benefit transfer transactions.

          "Dispute" has the meaning set forth in Section 14.15.

          "Drafts" means documentary evidence of Credit Card sales deposited by Merchants with Seller.

          "EBT Networks" means the electronic benefit transfer networks identified on Schedule 6.7(b) attached hereto.

          "EFT Networks" means the electronic funds transfer networks identified on Schedule 6.7(a) attached hereto.

          "Employees" means the common law employees of Seller.

          "Equipment" means the point-of-sale terminals, printers and other equipment, supplies, or point-of-sale assets owned or leased by Seller and utilized by Merchants or Seller's branches, or held for lease, sale or swap to Merchants.

          "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

          "Excluded Assets" has the meaning set forth in Section 1.1(c).

          "Excluded Liabilities" has the meaning set forth in Section 1.2(c).

          "Executives" has the meaning set forth in Section 14.15(a).

          "Financial Information" has the meaning set forth in Section 6.16.

          "First Extension Period" has the meaning set forth in Section 3.10.

          "Full Transfer" means the assignment and delegation, in accordance with applicable contractual provisions and law, of all right, title and interest of Seller, and all duties, obligations and liabilities of Seller under or in connection with, any Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement included within the Transferred Assets.

          "Goodwill" has the meaning set forth in Section 1.1(b)(vi).

          "Government Contracts" means Authorization of Financial fiscal agents and Terms of Performance - Plastic Card Network, dated April 8, 1998 by and between Seller and Financial Management Service and such other government contracts specifically identified as such on Schedule 1.1(c)(i).

          "Holdback Amount" has the meaning set forth in Section 2.1.

          "HSR" has the meaning set forth in Section 8.2.

          "Inactive Employee" means any Merchant Acquiring Business Employee who, as of any date of reference, is on leave of absence or short-term disability leave or is otherwise not actively at work.

          "Indemnified Party" has the meaning set forth in Section 12.3.

          "Indemnifying Party" has the meaning set forth in Section 12.3(a).

          "Independent Sales Organizations" or "ISOs" means a third-party sales organization for which services related to Credit Card and/or Debit Card processing are provided by or on behalf of Seller.

          "Initial Merchant" means the Merchants who are counterparties to the Merchant Agreements included in the Transferred Assets acquired by Purchaser under this Agreement.

          "Initiating Party" has the meaning set forth in Section 14.15(a).

          "Inspected Party" shall have the meaning set forth in Section 1.5(a).

          "Integrated Product" has the meaning set forth in Section 11.1(a).

          "Interim Transaction Processing Agreement" has the meaning set forth in Section 3.2.

          "ISO Agreements" an agreement between Seller and an Independent Sales Organization pursuant to which the Independent Sales Organization is providing services related to Credit Card and/or Debit Card processing.

          "Inventory" means the imprinters, sales draft forms, application forms, decals and all other merchant supplies of Seller.

          "Key Government Employees" has the meaning set forth in Section 3.11.

          "Loss" has the meaning set forth in Section 12.1.

          "Marketing Agreement" has the meaning set forth in Section 9.3.

          "Material Adverse Effect" means any change, effect, or condition (other than the failure to obtain Full Transfer of any Merchant Agreement, Agent Bank Agreement, ISO Agreement or Related Agreement or the failure to retain any Merchant, Agent Bank or Independent Sales Organization, in each case, because of the transactions contemplated by this Agreement) that, individually or when taken together with all other such changes, effects or conditions, would be materially adverse to the business, operations, assets, financial condition, or results or operations of the Transferred Assets and Merchant Acquiring Business taken as a whole.

          "Mellon Payment Processing System" means the computer hardware, software and peripherals, telephone equipment, terminals and electronics, equipment, inventory, supplies, documentation and other resources used by Seller in connection with providing the Processing Services and Back Office Services (as such terms are defined in the Interim Transaction Processing Agreement) in the Merchant Acquiring Business.

          "Merchant" means any Person (other than Purchaser or Seller) who has entered into a Merchant Agreement prior to the Closing Date. A list of all Merchants who are counterparties to Merchant Agreements included in the Transferred Assets is attached hereto as Schedule 6.5(a)(i).

          "Merchant Agreement" means an agreement between Seller and a Merchant pursuant to which the Merchant undertakes to honor Credit Cards and/or Debit Cards and Seller agrees to accept Credit Card and/or Debit Card transaction records, or to otherwise provide transaction processing services to such Merchants.

          "Merchant Acquiring Business" shall mean acceptance of Credit Card or Debit Card transaction records in documentary or electronic form from Merchants pursuant to Merchant Agreements, Agent Bank Agreements, ISO Agreements and Related Agreements governing either Credit Card transactions only or both Credit Card and Debit Card transactions and in connection with the processing and clearing of such records for settlement and payment to such Merchants under any such Merchant Agreements, Agent Bank Agreements, ISO Agreements or Related Agreements. The term "Merchant Acquiring Business" shall not include any business conducted by Mellon or any affiliate of Mellon pursuant or relating to any Excluded Asset or Excluded Liability, smart card issuance and processing, E-commerce and other non-credit card payments processing, digital certificate authorization, on-line debit card POS technology development and prepaid debit cards.

          "Merchant Acquiring Business Employees" has the meaning set forth in
Section 3.4(a)(i).

          "Minimum Fees" has the meaning set forth in Section 3.6(b)(i).

          "Non-Compete Term" has the meaning set forth in Section 11.1(a).

          "Notice" has the meaning set forth in Section 12.3(a)

          "Operative Documents" means this Agreement, the Interim Transaction Processing Agreement, Marketing Agreement and all agreements, instruments, certificates and other documents executed and delivered in connection herewith or therewith.

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, a governmental or political subdivision or agency thereof.

          "Purchase Price" has the meaning set forth in Section 2.1.

          "Purchaser" has the meaning set forth in the preamble to this Agreement.

          "Purchaser Protected Parties" has the meaning set forth in  Section
12.1.

          "Purchaser's Representatives" has the meaning set forth in Section 4.8(a).

          "Related Agreement" means the affinity agreements, or other agreements executed and delivered by Mellon in connection with the Merchant Acquiring Business that are identified on Schedule 6.5(a)(iv) attached hereto.

          "Related Party" means any Person that has executed and delivered a Related Agreement prior to the Closing Date. A list of all Related Parties who are counterparties to Related Agreements included in the Transferred Assets is attached hereto as Schedule 6.5(a)(iv).

          "Required Government Certifications" has the meaning set forth in
Section 3.10.

          "Reserve Account" has the meaning set forth in Section 6.5(f).

          "Responding Party" has the meaning set forth in Section 14.15(a).

          "Right of First Refusal" has the meaning set forth in Section 11.1(c).

          "Second Extension Period" has the meaning set forth in Section 3.10.

          "Second Valuation Date" has the meaning set forth in Section 11.1(c).

          "Seller" has the meaning set forth in the preamble to this Agreement.

          "Seller Protected Parties" has the meaning set forth in Section 12.2.

          "Seller's Representatives" has the meaning set forth in Section 5.7(a)(i).

          "Senior Executives" has the meaning set forth in Section 14.15(a).

          "Signing Period" has the meaning set forth in Section 3.4(c)(ii).

          "Stand-Alone Products" has the meaning set forth in Section 11.1(a).

          "Subsidies" has the meaning set forth in Section 1.1(b)(vii).

          "Target Merchant Acquiring Business Portfolio" has the meaning set forth in Section 11.1(c).

          "Target Purchase Price" has the meaning set forth in Section 11.1(c).

          "Tax" means any tax (including any employment tax, income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax, generation-skipping tax or transfer tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed, or collected by or under the authority of any governmental or public body or payable pursuant to any tax-sharing agreement or any other agreement or other document relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

          "Termination Notice" has the meaning set forth in Section 11.1(e).

          "Termination Payment" has the meaning set forth in Section 11.1(e).

          "Territory" has the meaning set forth in Section 11.1(b).

          "Third Party Claim" has the meaning set forth in Section 12.3.

          "Top 50 Merchants" has the meaning set forth in Section 6.6.

          "Top 50 Merchant Agreements" has the meaning set forth in Section 6.5(b)(i).

          "Transfer Documents" has the meaning set forth in Section 1.2(a).

          "Transferred Assets" has the meaning set forth in Section 1.1(b).

          "Transferred Employees" has the meaning set forth in Section
3.4(c)(ii).

          "Transitional Services" has the meaning set forth in Section 3.2.

          "Up-Front Purchase Price" has the meaning set forth in Section 2.1.

          "Usage Fees" has the meaning set forth in Section 3.6(b)(i).

          "Valuation" has the meaning set forth in Section 11.1(c).

          "Valuation Date" has the meaning set forth in Section 11.1(c).

          "Valuation Expert" has the meaning set forth in Section 11.1(c).

          13.2.  Other Definitions; Rules of Interpretation.

          (a) All terms defined herein shall have the defined meanings when used in any Operative Document, certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Singular terms shall include the plural, and vice versa, unless the context otherwise requires. The term "including" shall mean "including without limitation."(b) Exhibits and Schedules referenced in this Agreement are deemed to be incorporated herein by reference.

                                  ARTICLE  XIV

                                 MISCELLANEOUS

          14.1.  Termination.    (a)  This Agreement may be terminated at any
time prior to the Closing Date:

          (i)    by mutual written consent of Seller and Purchaser;

          (ii) by Seller or Purchaser if (A) any governmental entity which must grant a required regulatory approval has denied approval of the transaction and such denial has become final and nonappealable or (B) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement in the manner presented;

          (iii) by Seller or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

          (iv) by Seller if the transaction shall not have been consummated on or before January 31, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of Seller to perform or observe the covenants and agreements of Seller set forth herein; and

          (v) by Purchaser if the transaction shall not have been consummated on or before January 31, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of Purchaser to perform or observe the covenants and agreements of Purchaser set forth herein.

          (b) In the event of termination of this Agreement by either Seller or Purchaser as provided in Section 14.1(a), this Agreement shall forthwith become void and have no effect, and neither Seller, Purchaser, nor any of their respective subsidiaries or affiliates or any of the officers, directors or stockholders of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except
(i) the confidentiality provisions of Sections 4.1 and 5.1 and the publicity provisions in Section 14.13 shall survive any termination of this Agreement, and
(ii) notwithstanding anything to the
contrary contained in this Agreement, neither Seller no r Purchaser shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          14.2.  Expenses.    Except as otherwise specifically provided in this
Agreement, each party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all attorneys' fees, accounting fees and other expenses.

          14.3.  Notices and Payments.    All notices, demands and other
communications hereunder shall be in writing and shall be delivered (i) in person, or (ii) by United States mail, certified or registered, with return receipt requested, or (iii) by national overnight courier service, as follows:


          If to Seller:                    Mellon Bank, N.A.
                                           One Mellon Bank Center
                                           500 Grant Street
                                           Pittsburgh, Pennsylvania 15258
                                           Attn:  General Counsel
          ----------------------------------------------------------------------
          with copy to:  (which shall      Reed Smith Shaw & McClay LLP
          not constitute notice)           435 Sixth Avenue
                                           Pittsburgh, Pennsylvania 15219
                                           Attn:  Frank T. Guadagnino, Esq.
          ----------------------------------------------------------------------
          If to Purchaser:                 Paymentech Management Resources, Inc.
                                           1601 Elm Street, 9th Floor
                                           Dallas, Texas 75201
                                           Attn:  President
          ----------------------------------------------------------------------
          with copy to:  (which shall      Paymentech Management Resources, Inc.
          not constitute notice)           1601 Elm Street, 9th Floor
                                           Dallas, Texas 75201
                                           Attn:  General Counsel
                                                      and
                                           Jackson Walker L.L.P.
                                           901 Main Street, Suite 6000
                                           Dallas, Texas 75202
                                           Attn:  Charles D. Maguire, Jr., Esq.

          ----------------------------------------------------------------------

The Persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this
Section 14.3. Any notice, demand or other communication given pursuant to the provisions of this Section 14.3 shall be deemed to have been given on the date actually delivered against proof of receipt therefor.

          14.4.  Third Party Beneficiaries.    Neither party to this Agreement
intends this Agreement, nor shall this Agreement be interpreted or construed, to benefit or create any right or cause of action in or on behalf of any Person other than Seller and Purchaser. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted successors and assigns.

          14.5.  Independent Contractors.    Nothing contained in this
Agreement or any other Operative Document shall be construed as creating or constituting a partnership, joint venture or agency between the parties to this Agreement. Rather, the parties shall be deemed independent contractors with respect to each other for all purposes.

          14.6.  Finder's Fees.   The parties agree that if either party
employed the services of a broker or finder in connection with the transactions contemplated hereby, that such party shall have the sole responsibility and liability for the payment of any fees, costs or expenses of the broker retained by that party.

          14.7.  Successors and Assigns.    All terms and provisions of this
Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and the rights, privileges, duties and obligations of the parties hereto may not be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any party without the prior written consent of the other party; provided, however, that such consent shall not be required (a) for the assignment by Seller of its rights and privileges hereunder to a Person controlling, controlled by or under common control with Seller (it being understood that no such assignment shall relieve Seller of its duties or obligations hereunder), or (b) for the assignment, delegation or other transfer by Seller of its rights, privileges, duties and obligations hereunder to any Person into or with which Seller shall merge or consolidate or to which Seller shall sell all or substantially all of its assets, provided that the assignee formally agrees in writing to assume all the rights and obligations of the assigning party created hereby.

          14.8.  Amendments and Waivers.    This Agreement, any of the
instruments referred to herein and any of the provisions hereof or thereof shall not be amended, modified or waived in any fashion except by an instrument in writing signed by the parties hereto. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any other right, power or privilege hereunder.

          14.9.  Severability of Provisions.   If any provision of this
Agreement, or the application of any such provision to any Person or circumstance, is invalid or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected by such invalidity or unenforceability.

          14.10. Counterparts; Delivery.   This Agreement may be executed in
one or more counterparts, all of which taken together shall constitute one instrument. The parties acknowledge that delivery of executed counterparts of this Agreement may be effected by a facsimile transmission or other comparable means, with an original document to be delivered promptly thereafter via overnight courier.

          14.11. Captions.    The captions contained in this Agreement are for
convenience of reference only and do not form a part of this Agreement.

          14.12. Entire Agreement.   The making, execution and delivery of
this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement and the other written instruments specifically referred to herein (including the Interim Transaction Processing Agreement and the Marketing Agreement) embody the entire understanding of the parties and supersede in their entirety all prior communication, correspondence, and instruments, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.

          14.13. Publicity.    The timing and content of any and all public
statements, announcements or other publicity concerning the transactions contemplated herein shall be mutually agreed upon by Seller and Purchaser.

          14.14. Governing Law.    This Agreement is made and entered into
under the laws of the State of New York, without regard to its choice or conflicts of law principles, and the laws of the State of New York applicable to agreements made and to be performed entirely therein shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder.

          14.15. Arbitration.

          The parties each hereby waive any right to trial by jury and agree that any claim or controversy (including without limitation any claim based on or arising from an alleged tort, breach of contract, strict liability or other theory of liability) other than a claim for injunctive relief ("Dispute') arising out of this Agreement or any other Operation Document shall be resolved in accordance with the following procedures. The parties shall endeavor in good faith to promptly, reasonably, and equitably settle all Disputes on an informal basis in the normal course of business. All Dispute which the parties cannot so settle in the normal course of business shall be negotiated and arbitrated in accordance with the following terms:

          (a) Either party (the "Initiating Party") may commence a negotiation of a Dispute by serving on the other party (the "Responding Party") a written statement of the nature and substance of the Dispute, a brief summary of its position with respect to the Dispute, its justifications therefor, and its proposal for resolution of the Dispute. Within ten (10) days, the Responding Party shall prepare and serve on the Initiating Party a written statement of its position in response. These position papers may be served by facsimile transmission or such other means and to such addressees as the parties may designate from time to time ("Executives"). Within fourteen (14) days of exchanging position papers, the parties shall conduct a face-to-face meeting of the Executives and appropriate members of their respective management teams with knowledge of the matters underlying the Dispute and full authority to resolve the Dispute. The first such meeting shall be held at the office of the Responding Party, with succeeding meetings rotated between the parties' offices, or at such other locations as the parties may agree. The Executives shall conduct not less than two (2) meetings over a two-week period. If the Executives cannot agree to a resolution of the Dispute within five (5) days thereafter, they may continue discussions or either party may refer the Dispute to the next senior levels of management (hereinafter collectively referred to as the "Senior Executives"). The Senior Executives, along with such of their subordinates who have personal knowledge of the Dispute, shall meet initially within five (5) days of the referral in an effort to resolve the Dispute. The initial meeting may take place by conference telephone call. The Senior Executives shall have full authority to settle the Dispute and shall not be limited to the proposed settlements set forth in the position papers. The Senior Executives may conduct subsequent face-to-face meetings which shall be rotated between their respective offices, commencing at the office of the Responding Party, or at such other locations as the parties may agree. The Senior Executives shall conduct not less than two (2) such face-to-face meetings over the ensuing 30-day period. If the Dispute is not resolved within ten (10) days of the second such meeting, the parties may continue discussions or either party may invoke the arbitration procedures set forth hereafter by giving notice to the other party.

          (b) The parties agree that any Dispute between Purchaser and Seller arising out of or relating to this Agreement or any Operative Document shall, at the request of either party after exhaustion of the procedures set forth in
Section 14.15(a) above, be determined by arbitration. Any arbitration proceedings shall be conducted in Denver, Colorado, unless a different location is agreed to between the Parties. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association. The arbitrator(s) shall give effect to statutes of limitation and the provisions of this Agreement and the Operative Documents in determining any Dispute. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). The award rendered by the arbitrator(s) shall set forth findings of facts and conclusions of law and shall be final, and the judgment may be entered in any court having jurisdiction thereof. A failure by the arbitrator(s) to make findings of fact and conclusions of law shall be grounds for overturning the award. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the Dispute or claim to arbitration if any other party contests such action for judicial relief.

          (c) In any arbitration proceeding, the arbitrator(s) is (are) authorized to apportion costs and expenses, including investigation, legal and other expense. Such costs and expenses are to be awarded only after the conclusion of the arbitration and will not be advanced during the course of such arbitration.

                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

                                    "SELLER"

                                    MELLON BANK, N.A.

                                    By: /s/ STEVEN G. ELLIOTT
                                       ----------------------------------
                                    Name: Steven G. Elliott
                                         --------------------------------
                                    Title: Senior Vice Chairman &
                                           Chief Financial Officer
                                          -------------------------------

                                    "PURCHASER"

                                    PAYMENTECH MANAGEMENT RESOURCES, INC.


                                    By: /s/ PHILIP TAKEN
                                       ----------------------------------
                                    Name: Philip Taken
                                         --------------------------------
                                    Title: Chief Administrative Officer
                                          -------------------------------

                        INDEX OF SCHEDULES AND EXHIBITS


SCHEDULE           DESCRIPTION
--------           -----------
1.1(b)(vii)        Subsidies
1.1(c)(i)          Excluded Merchant Agreements, Agent Bank Agreements,
                   ISO Agreements and Related Agreements
1.1(c)(ii)         Excluded Equipment
1.1(c)(iv)         Excluded Inventory
1.4(d)             Material Merchant Agreements, Agent Bank Agreements,
                   ISO Agreements and Related Agreements and
                   Corresponding Holdback Amounts
3.4(c)(i)          Merchant Acquiring Business Employees
3.4(c)(ii)         Merchant Acquiring Business Employees to Receive Offers
                   of Employment from Purchaser
3.6(a)             Maintained Agreements with Third Party Service Providers
3.11               Key Government Employees
4.4                Schedules to be Updated
6.4                Exceptions to Required Transferred Assets
6.5(a)(i)          Merchants
6.5(a)(ii)         Agent Banks
6.5(a)(iii)        Independent Sales Organizations
6.5(a)(iv)         Related Parties and Related Agreements
6.5(a)(v)          Exceptions; Notice of Election to Terminate Merchant
                   Agreements, Agent Bank Agreements, ISO Agreements or
                   Related Agreements
6.5(a)(vi)         Independent Sales Organizations with Express Contractual
                   Rights to Require Assignment to a Third Party
6.5(b)             Exceptions to Possession of Original executed Copies of Top
                   50 Merchant Agreements
6.5(c)(i)          Exceptions to Possession of Original Executed Copies of
                   Agent Bank Agreements
6.5(c)(ii)         Exceptions to Possession of Original Executed Copies of
                   ISO Agreements
6.5(c)(iii)        Exceptions to Possession of Original Executed Copy of
                   Related Agreements
6.5(d)(i)          Disputes
6.5(d)(ii)         Material Adverse Effect
6.5(e)(i)          Exceptions to Credit Card Association Compliance
6.5(e)(ii)         Exceptions to Original Sponsorship Agreements
6.5(f)             Reserve Accounts
6.5(g)             Non-Credit Card Association Processing
6.6                Top 50 Merchants with Highest Dollar Value of Credit Card
                   Transactions
6.7(a)             EFT Networks
6.7(b)             EBT Networks
6.7(c)             Exceptions to EFT Network and EBT Network Compliance
6.8(a)             Required Governmental Approvals (Seller)

6.8(b)(i)          Required Merchant Agreement, Agent Bank Agreement, ISO
                   Agreement and Related Agreement Affirmative Consents
                   (Seller)
6.8(b)(ii)         Other Required Affirmative Consents (Seller)
6.9                Litigation
6.12               Vendors and Suppliers
6.13               Exceptions to Agreements in Full Force and Effect
6.14               Exceptions to Absence of Certain Changes and Events
6.16               Certain Financial Information
6.18               Agreements with Affiliates
7.5(a)             Required Governmental Approvals (Purchaser)
7.5(b)             Other Required Consents (Purchaser)


EXHIBITS           DESCRIPTION
Exhibit A          Form of Assignment and Assumption Agreement
Exhibit B          Form of Bill of Sale
Exhibit C          Form of Interim Transaction Processing Agreement
Exhibit D          Form of Marketing and Sales Alliance Agreement



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